Exhibit 99

                     Information Incorporated by Reference
                               in Proxy Statement
                      from 2007 Annual Report on Form 10-K
                      and Form 10-Q for the quarter ended
                      September 30, 2008 (without exhibits)

                    ***************************************

  PORTIONS OF ANNUAL REPORT ON FORM 10-Q FOR THE YEAR ENDED DECEMBER 31, 2007

ITEM 7. MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATION

         The following discussion is intended to assist in understanding the financial condition and results of operations of the Company and should be read in conjunction with the consolidated financial statements of the Company set forth in Item 8--Financial Statements and Supplementary Data, and the description of the Company's business set forth in Item 1--Business, of this Annual Report on Form 10-K.

CRITICAL ACCOUNTING POLICIES

         The Company has adopted various accounting policies, which govern the application of accounting principles generally accepted in the United States of America in the preparation of the Company's consolidated financial statements. The significant accounting policies of the Company are described in Note 1 to the consolidated financial statements included in Item 8 of the Annual Report.

         Certain accounting policies involve significant judgments and assumptions by management, which have a material impact on the carrying value of certain assets and liabilities; management considers such accounting policies to be critical accounting policies. The judgments and assumptions used by management are based on historical experience and other factors, which are believed to be reasonable under the circumstances. Because of the nature of the judgments and assumptions made by management, actual results could differ from these judgments and estimates and could have a material impact on the carrying values of assets and liabilities and the results of operations of the Company.

         Of these significant accounting policies, the Company considers its policies regarding the allowance for loan losses (the "Allowance") to be its most critical accounting policy due to the significant degree of management judgment involved in determining the amount of the Allowance. The Company has developed policies and procedures for assessing the adequacy of the Allowance, recognizing that this process requires a number of assumptions and estimates with respect to its loan portfolio. The Company's assessments may be impacted in future periods by changes in economic conditions, the impact of regulatory examinations, and the discovery of information with respect to borrowers, which is not known to management at the time of the issuance of the consolidated financial statements. Refer to the discussion under Item 1--Business-- "PROVISION AND ALLOWANCE FOR LOAN LOSSES, LOAN LOSS EXPERIENCE" for a detailed description of the Company's estimation process and methodology related to the allowance for loan losses.

DISCUSSION OF CHANGES IN FINANCIAL CONDITION

         Total assets increased $54,629,000 or 10.8% to $558,443,000 at December 31, 2007 from $503,814,000 at December 31,
2006.

         The Company experienced significant loan growth during 2007 as the total outstanding loans, the largest single category of Company assets, increased $60,917,000 or 17.0% from $358,081,000 at December 31, 2006 to
$418,998,000 at December 31, 2007, as a result of an increase in loan demand at the Company's three bank subsidiaries.

         The Company's securities portfolio collectively, at amortized cost, increased $3,224,000 or 3.2% from $99,441,000 at December 31, 2006 to
$102,693,000 at December 31, 2007. The increase is a continuation of a strategy that was designed to replace a number of securities that were maturing, increase the Company's overall investment in earning assets, and change the Company's interest-rate risk profile in response to economic data. The sale of Government sponsored enterprise securities and mortgage-backed securities in the available for sale portfolio in 2006 amounted to approximately $3,740,000, resulting in realized losses of $62,000 in 2006. There were no sales in 2007. Maturities, calls, and principal pay-downs on all securities amounted to $12,175,000 in 2007 compared to $43,317,000 in 2006. During 2007, the Company made purchases of $14,091,000 in available for sale securities and no purchases in securities held-to-maturity compared to $62,172,000 and $2,893,000 respectively in 2006. The Company's mortgage-backed securities are not backed by subprime mortgages and their value has not been diminished by the "subprime crisis." The Company does not engage in, and does not expect to engage in, hedging activities.

         Cash and due from banks balances decreased $2,201,000 or 20.3% from $10,819,000 at December 31, 2006 to $8,618,000 at December 31, 2007. The Company
had $1,263,000 in federal funds sold as of December 31, 2007, compared to $12,514,000 in federal funds sold at December 31, 2006. The swings in the levels of cash and federal funds sold are due to fluctuations in the Banks' needs and sources for immediate and short-term liquidity.

         Cash surrender value of life insurance increased $416,000 or 3.8% from $10,934,000 at December 31, 2006 to $11,350,000 at December 31, 2007 due to the
normal appreciation in the cash surrender value associated with the ownership of these assets. Earnings from the ownership of these policies are informally used to partially offset the cost of certain employee-related benefits.

         Other assets, comprised largely of prepaid expenses, other real estate owned, and deferred income taxes, increased $311,000 or 17.3% to $2,110,000 at December 31, 2007 from $1,799,000 at December 31, 2006. This increase is largely attributable to an increase of $752,000 or 277.5% in other real estate owned to $1,023,000 at December 31, 2007 from $271,000 at December 31, 2006. A significant portion of the increase in other real estate owned is attributable to foreclosure by Bank of Anderson on a single property valued at $413,202. Deferred tax assets decreased by $386,000 or 41.2% to $552,000 at December 31, 2007 from $938,000 at December 31, 2006.

         Total liabilities increased $50,452,000 or 11.0% from $457,750,000 at December 31, 2006 to $508,202,000 at December 31, 2007. Total deposits increased $32,576,000 or 8.5% to $417,621,000 at December 31, 2007 from $385,045,000 at
December 31, 2006. There was a $33,619,000 increase in interest-bearing deposits, including a $36,746,000 increase in certificates of deposit in 2007. Securities sold under repurchase agreements increased $1,456,000 or 7.9% from $18,368,000 at December 31, 2006 to $19,824,000 at December 31, 2007. These
increases were made possible by effective rate pricing, and they were necessary to fund the increased loan demand at two of the Company's banks. There was $429,000 in federal funds purchased at December 31, 2007, compared to no federal funds purchased as of December 31, 2006.

         Federal Home Loan Bank advances increased by $15,100,000 or 30.2% from $50,000,000 at December 31, 2006 to $65,100,000 at December 31, 2007. At
December 31, 2006, $5,000,000 of the total advances represented a long-term advance purchased in December 2000 and subsequently converted to a short-term advance in June 2007. Federal Home Loan Bank advances are used primarily for the liquidity needs of the Company, and the increase was largely attributable to the increase in the Company's loans and securities.

         Shareholders' equity increased $4,177,000 or 9.1% from $46,064,000 at December 31, 2006 to $50,241,000 at December 31, 2007. This increase is primarily a result of net earnings for the period of $4,343,000, unrealized holding gains net of income taxes on securities available for sale of $766,000, and proceeds from the exercise of stock options of $204,000, which was partially offset by the declaration and payment of $1,343,000 in cash dividends and the payment of $5,000 of cash in lieu of fractional shares for the 5% stock dividend during 2007.

EARNINGS PERFORMANCE

2007 Compared to 2006

Overview

         The Company's consolidated operations for the twelve months ended December 31, 2007 resulted in net income of $4,343,000 or $0.59 per basic share ($0.59 per diluted share), compared to $4,486,000 or $0.65 per basic share ($0.64 per diluted share) for the twelve months ended December 31, 2006.

Interest Income, Interest Expense and Net Interest Income

         The Company's net interest income decreased $413,000 or 2.1% to $18,924,000 for the year ended December 31, 2007 compared to $19,337,000 for the year ended December 31, 2006.

         The Company's total interest income increased $3,568,000 or 11.2% to $35,546,000 in 2007 compared to $31,978,000 for 2006. This increase is largely attributable to an increase in interest income and fees on loans of $2,383,000 resulting from higher average balances and from higher rates. There was a $577,000 increase in interest on taxable securities due to higher rates. There was also an increase of $722,000 in interest on tax-exempt securities primarily due to higher average balances. There was a $114,000 decrease in interest on federal funds sold largely due to lower average balances.

         Total interest expense increased $3,981,000 or 31.5% to $16,622,000 in 2007 compared to $12,641,000 for 2006. The amount of interest paid on deposits increased $3,596,000; the interest paid on notes payable to the Federal Home Loan Bank increased $703,000; and interest expense on federal funds purchased and securities sold under repurchase agreements decreased $318,000. The increase in interest expense among the various types of interest-bearing liabilities is largely attributable to higher market interest rates paid by the Company's bank subsidiaries, as well as higher average balances for certificates of deposit during 2007 as compared to 2006.

Provision and Allowance for Loan Losses

         The Company's provision for loan losses was $900,000 in 2007 compared to $943,000 for 2006, a $43,000 or 4.6% decrease. During 2007 the Company experienced net charge-offs of $660,000, or 0.17% of average outstanding loans, compared to net charge-offs of $727,000, or 0.20% of average outstanding loans in 2006. At December 31, 2007 the allowance for loan losses was 1.03% as a percentage of outstanding loans compared to 1.14% at December 31, 2006.

         At December 31, 2007 the Company had $7,505,000 in non-accrual loans, $412,000 in restructured loans, no loans past due 90 days or more but still accruing interest, and $1,023,000 in real estate acquired in settlement of loans, compared to $993,000 in non-accrual loans, $421,000 in restructured loans, no loans past due 90 days or more but still accruing interest, and $271,000 in real estate acquired in settlement of loans at December 31, 2006. Non-performing assets as a percentage of all loans and other real estate owned were 2.13% and 0.47% at December 31, 2007 and 2006, respectively. The substantial increase in non-accruing loans includes a single borrowing relationship that accounts for $5,052,000 of the total. This credit is secured by real estate consisting largely of completed houses and residential subdivision lots. Subsequent to year-end 2007, management decided to charge off approximately $477,000 of this relationship during the first quarter of 2008. The Company is currently negotiating with the developer and holders of mechanics liens to be in a position to take deeds in lieu of foreclosure, which would allow for the liquidation of the Company's collateral to begin. Management believes that the Company's allowance for loan losses is adequate to absorb any potential losses.

         The Company does not actively pursue sub-prime loans for retention in its loan portfolio, nor does it purchase sub-prime assets for its investment portfolio. As such, management does not believe that the Company has any direct exposure to this national debacle.

         In the cases of non-performing loans, management of the Company has reviewed the carrying value of any underlying collateral. In those cases where the collateral value may be less than the carrying value of the loan the Company has taken specific write-downs to the loan. Management of the Company does not believe it has any non-accrual loan that individually could materially impact the allowance for loan losses or long-term future operating results of the Company.

         The Company records real estate acquired through foreclosure at the lower of cost or estimated market value less estimated selling costs. Estimated market value is based upon the assumption of a sale in the normal course of business and not on a quick liquidation or distressed basis. Estimated market value is established by independent appraisal at the time of foreclosure. Management believes that other real estate owned at December 31, 2007 will not require significant write-downs in future accounting periods, and therefore will not have a significant effect on the Company's future operations.

Noninterest Income

         Total consolidated noninterest income, including securities transactions, increased $194,000 or 5.3% from $3,648,000 in 2006 to $3,842,000 in 2007. Service charges on deposit accounts, the largest component of noninterest income, increased $15,000 or 0.82% to $1,844,000 for 2007 compared to $1,829,000 for 2006. Customer service fees decreased $35,000 or 22.0% from $159,000 in 2006 to $124,000 in 2007, primarily due to a $21,000 decrease in ATM surcharge income in 2007 compared to 2006.

         Mortgage banking income increased $24,000 or 5.4% from $444,000 in 2006 to $468,000 in 2007. The change in mortgage banking income is largely due to the substantial swings in the local demand for residential mortgage loan originations that occur from time to time. Bank owned life insurance income increased $87,000 or 22.4% in 2007 to $476,000 compared to $389,000 in 2006. The increase in bank owned life insurance income is partially attributable to the purchase of additional life insurance policies during the fourth quarter of 2006.

         Other noninterest income increased $59,000 or 8.9% to $725,000 in 2007 when compared to $666,000 in 2006. The Company experienced a net gain on sale of fixed assets of $178,000 in 2007 compared to a net gain of $3,000 in 2006. The substantial increase is largely attributable to a $169,000 gain realized during the first quarter of 2007 from the sale of a portion of a parcel of land that had been acquired in 2006 for an office of The Peoples National Bank. Gains on the sale of assets acquired in settlement of loans decreased $165,000 or 91.2% from $181,000 in 2006 to $16,000 in 2007. Interchange income on the Banks' debit cards increased $77,000 or 22.7% to $416,000 in 2007 compared to $339,000 in 2006.

         There were no realized gains or losses on the sale of available for sale securities in 2007, compared to a loss of $62,000 realized on the sale of available for sale securities in 2006.

Noninterest Expenses

         Total consolidated noninterest expenses increased $345,000 or 2.2% to $15,966,000 in 2007 compared to $15,621,000 in 2006. Salaries and benefits, the largest component of non-interest expense, increased $419,000 or 4.7% to $9,385,000 in 2007 compared to $8,966,000 in 2006. The increases in salaries and benefits are attributable to additional personnel for the two new banking offices of The Peoples National, along with normal salary increases and other changes in personnel throughout the Company.

         Occupancy and furniture and equipment expenses increased $44,000 or 2.0% to $2,230,000 in 2007 compared to $2,186,000 in 2006.

         Marketing and advertising expense increased $94,000 or 22.7% from $414,000 in 2006 to $508,000 in 2007 primarily due to advertising for the two new branch offices of The Peoples National Bank and a new checking account product. Expenses associated with the printing of forms and supplies used increased $22,000 or 12.5% to $198,000 in 2007 compared to $176,000 for 2006.
This increase was partly attributable to the creation of forms and files in conjunction with the opening of two new branch offices of The Peoples National Bank. Bank paid loan costs decreased $26,000 or 11.5% from $226,000 in 2006 to $200,000 in 2007 due to a decrease in certain types of loan activity. Director fees increased $88,000 or 24.3% from $362,000 in 2006 to $450,000 in 2007 primarily due to an increase in fees being paid for board committee meetings and the resumption of the payment of director fees at the Bank of Anderson, N.A., which were suspended during the first quarter of 2006. Other post employment benefits increased $152,000 or 139.5% from $109,000 in 2006 to $261,000 in 2007 primarily due to an increase in the cost of the CEO's retirement package and also due to the addition of other officers to the supplemental executive retirement plan. Legal and professional fees decreased $138,000 or 23.8% from $580,000 in 2006 to $442,000 in 2007 primarily due to legal fees associated with the termination of a former employee of the Company that were incurred during the first half of 2006. All other operating expenses were $2,292,000 in 2007 compared to $2,602,000 in 2006, a decrease of $310,000 or 11.9% due primarily to the effect of the arbitration award relating to a contract dispute with a former employee in 2006.


Income Taxes

         Refer to Note 10 of the Company's consolidated financial statements included in Item 8 - Financial Statements and Supplementary Data for an analysis of income tax expense.

EARNINGS PERFORMANCE

2006 Compared to 2005

Overview

         The Company's consolidated operations for the twelve months ended December 31, 2006 resulted in net income of $4,486,000 or $0.65 per basic share ($0.64 per diluted share), compared to $4,128,000 or $0.60 per basic share ($0.59 per diluted share) for the twelve months ended December 31, 2005. The increase in the Company's net income of $358,000 or 8.7% for 2006 resulted largely from higher yields on, and higher average balances of, earning assets.

Interest Income, Interest Expense and Net Interest Income

         The Company's net interest income increased $1,980,000 or 11.4% to $19,337,000 for the year ended December 31, 2006 compared to $17,357,000 for the year ended December 31, 2005.

         The Company's total interest income increased $5,688,000 or 21.6% to $31,978,000 in 2006 compared to $26,290,000 for 2005. This increase is largely attributable to an increase in interest income and fees on loans of $4,661,000 resulting from higher yields. There was also an increase of $539,000 in interest on taxable securities and a $440,000 increase in interest on tax-exempt securities due to higher market yields and higher average balances. There was also a $48,000 increase in interest on federal funds sold due to higher market yields.

         Total interest expense increased $3,708,000 or 41.5% to $12,641,000 in 2006 compared to $8,933,000 for 2005. The amount of interest paid on deposits increased $2,788,000; the interest paid on notes payable to the Federal Home Loan Bank increased $789,000; and interest expense on federal funds purchased and securities sold under repurchase agreements increased $131,000. The increase in interest expense among the various types of interest-bearing liabilities is largely attributable to higher market interest rates experienced at the Company's bank subsidiaries, as well as higher average balances for some of these interest-bearing liabilities during 2006 as compared to 2005.

Provision and Allowance for Loan Losses

         The Company's provision for loan losses was $943,000 in 2006 compared to $848,000 for 2005, a $95,000 or 11.2% increase. This increase is largely attributable to a $291,000 increase in charged-off loans. During 2006 the Company experienced net charge-offs of $727,000, or 0.20% of average outstanding loans, compared to net charge-offs of $685,000, or 0.19% of average outstanding loans in 2005. At December 31, 2006 the allowance for loan losses was 1.14% as a percentage of outstanding loans compared to 1.02% at December 31, 2005.

         At December 31, 2006 the Company had $993,000 in non-accrual loans, $421,000 in restructured loans, no loans past due 90 days or more but still accruing interest, and $271,000 in real estate acquired in settlement of loans, compared to $1,206,000, $922,000, $10,000, and $2,007,000 respectively at
December 31, 2005. Non-performing assets as a percentage of all loans and other real estate owned were 0.47% and 1.09% at December 31, 2006 and 2005, respectively.

Noninterest Income

         Total consolidated noninterest income, including securities transactions, increased $39,000 or 1.1% from $3,609,000 in 2005 to $3,648,000 in
2006. Service charges on deposit accounts, the largest component of noninterest income, decreased $188,000 or 9.3% to $1,829,000 for 2006 compared to $2,017,000 for 2005. The decrease in service charge income is primarily the result of a lower number of overdraft items at the Banks. Customer service fees decreased $9,000 or 5.4% from $168,000 in 2005 to $159,000 in 2006 primarily due to a
$14,000 decrease in ATM surcharge income in 2006 compared to 2005.

         Mortgage banking income decreased $50,000 or 10.1% from $494,000 in 2005 to $444,000 in 2006. The change in mortgage banking income is largely due to the substantial swings in the local demand for residential mortgage loan originations that occur from time to time.

         Other noninterest income increased $355,000 or 114.2% to $666,000 in 2006 when compared to $311,000 in 2005. This increase is largely attributable to a net gain on sale of assets acquired in settlement of loans in the amount of $181,000 in 2006 compared to a net gain of $60,000 in 2005.

         The Company recorded a $62,000 loss on the sale of available for sale securities in 2006, compared to a gain of $7,000 realized on the sale of available for sale securities in 2005.


Noninterest Expenses

         Total consolidated noninterest expenses increased $1,283,000 or 9.0% to $15,621,000 in 2006 compared to $14,338,000 in 2005. Salaries and benefits, the largest component of non-interest expense, increased $401,000 or 4.7% to $8,966,000 in 2006 compared to $8,565,000 in 2005. The increases in salaries and benefits are primarily due to normal salary increases, incentive compensation, signing bonuses, and other changes in personnel throughout the Company.

         Occupancy and furniture and equipment expenses increased $77,000 or 3.7% to $2,186,000 in 2006 compared to $2,109,000 in 2005.

         Legal and professional fees increased $209,000 or 56.3% from $371,000 in 2005 to $580,000 in 2006 primarily due to expenses associated with arbitration proceedings regarding an employment contract dispute with a former employee. Bank paid loan costs decreased $92,000 or 28.9% from $318,000 in 2005 to $226,000 in 2006 due to a decrease in lending activity during 2006. Other post employment benefits decreased $28,000 or 20.4% from $137,000 in 2005 to $109,000 in 2006 due to changes in benefit participants. Expenses associated with the printing of forms and supplies used increased $37,000 or 26.6% to $176,000 in 2006 compared to $139,000 for 2005. This increase was partly attributable to the creation of new forms and files in conjunction with the centralization of loan files from a subsidiary bank. Communication expenses were $258,000 in 2006, an increase of $36,000 or 16.2% from $222,000 in 2005 due to an upgrade in communication lines and the physical move of one department. All other operating expenses were $3,120,000 in 2006 compared to $2,477,000 in 2005, due primarily to the effect of the arbitration award relating to a contract dispute with a former employee.

Income Taxes

         Refer to Note 10 of the Company's consolidated financial statements included in Item 8 - Financial Statements and Supplementary Data for an analysis of income tax expense.

LIQUIDITY AND CAPITAL RESOURCES

         The sections "LIQUIDITY" and "CAPITAL ADEQUACY AND RESOURCES" included in Item 1--Business of this Annual Report on Form 10-K are incorporated herein by reference.

OFF-BALANCE SHEET ARRANGEMENTS AND CONTRACTUAL OBLIGATIONS

         The section "OFF-BALANCE SHEET ARRANGEMENTS AND DERIVATIVE FINANCIAL INSTRUMENTS" included in Item 1--Business of this Annual Report on Form 10-K is incorporated herein by reference.

ITEM 7A  QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK

         The section "MARKET RISK - INTEREST RATE SENSITIVITY" included in "Business" under Item 1 of this Annual Report on Form 10-K is incorporated herein by reference.




ITEM 8.           FINANCIAL STATEMENTS AND SUPPLEMENTARY DATA

The following financial statements are filed with this report:

-    Report of Independent Registered Public Accounting Firm.

-    Consolidated Balance Sheets as of December 31, 2007 and 2006.

- Consolidated Statements of Income for the years ended December 31, 2007, 2006 and 2005.

- Consolidated Statements of Shareholders' Equity and Comprehensive Income for the years ended December 31, 2007, 2006 and 2005.

- Consolidated Statements of Cash Flows for the years ended December 31, 2007, 2006 and 2005.

-    Notes to Consolidated Financial Statements.

             REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM




To the Shareholders and Board of Directors
Peoples Bancorporation, Inc.
Easley, South Carolina


         We have audited the accompanying consolidated balance sheets of Peoples Bancorporation, Inc. and Subsidiaries as of December 31, 2007 and 2006, and the related consolidated statements of income, shareholders' equity and comprehensive income, and cash flows for each of the years in the three year period ended December 31, 2007. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

         We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall consolidated financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

         In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Peoples Bancorporation, Inc. and Subsidiaries as of December 31, 2007 and 2006 and the results of their operations and their cash flows for each of the years in the three year period ended December 31, 2007, in conformity with accounting principles generally accepted in the United States of America.

         We were not engaged to examine management's assertion about the effectiveness of the Company's internal control over financial reporting as of December 31, 2007 included in the Management's Annual Report on Internal Control Over Financial Reporting included in the Company's Form 10-K filed with the Securities and Exchange Commission and, accordingly, we do not express an opinion thereon.




/s/ Elliott Davis, LLC

Greenville, South Carolina
March 25, 2008

                  PEOPLES BANCORPORATION, INC. AND SUBSIDIARIES
                           CONSOLIDATED BALANCE SHEETS
                 (Amounts in thousands except share information)

                                                                                                                DECEMBER 31,
                                                                                                                ------------
                                                                                                          2007                2006
                                                                                                          ----                ----
                                      ASSETS
CASH AND DUE FROM BANKS ......................................................................           $  8,618           $ 10,819

INTEREST - BEARING DEPOSITS IN OTHER BANKS ...................................................                643                108

FEDERAL FUNDS SOLD ...........................................................................              1,263             12,514
                                                                                                         --------           --------
                                                                                                           10,524             23,441
SECURITIES
      Available for sale .....................................................................             84,796             81,686
      Held to maturity (fair value of $13,113 (2007) and $13,382 (2006)) .....................             13,102             13,500
      Other investments, at cost .............................................................              4,795              4,283

LOANS, net of allowance for loan losses of $4,310 (2007) and $4,070 (2006) ...................            414,688            354,011

PREMISES AND EQUIPMENT, net of accumulated depreciation ......................................             13,757             11,117

ACCRUED INTEREST RECEIVABLE ..................................................................              3,321              3,043

CASH SURRENDER VALUE OF LIFE INSURANCE .......................................................             11,350             10,934

OTHER ASSETS .................................................................................              2,110              1,799
                                                                                                         --------           --------
           TOTAL ASSETS ......................................................................           $558,443           $503,814
                                                                                                         ========           ========
                      LIABILITIES AND SHAREHOLDERS' EQUITY

DEPOSITS
    Noninterest-bearing ......................................................................           $ 53,950           $ 54,993
    Interest-bearing .........................................................................            363,671            330,052
                                                                                                         --------           --------
          Total deposits .....................................................................            417,621            385,045

SECURITIES SOLD UNDER REPURCHASE AGREEMENTS ..................................................             19,824             18,368

FEDERAL FUNDS PURCHASED ......................................................................                429                  -

ADVANCES FROM FEDERAL HOME LOAN BANK .........................................................             65,100             50,000

ACCRUED INTEREST PAYABLE .....................................................................              4,465              2,926

OTHER LIABILITIES ............................................................................                763              1,411
                                                                                                         --------           --------
         Total liabilities ...................................................................            508,202            457,750
                                                                                                         --------           --------
COMMITMENTS AND CONTINGENCIES - Notes 11 and 12

SHAREHOLDERS' EQUITY
    Common stock - 15,000,000 shares authorized; $1.11 par value per share; 7,056,337 (2007) shares and 6,666,568 (2006) shares
      issued and outstanding .................................................................              7,833              7,400
    Additional paid-in capital ...............................................................             41,624             38,614
    Retained earnings ........................................................................                  -                 32
    Accumulated other comprehensive income
                                                                                                              784                 18
                                                                                                         --------           --------

         Total shareholders' equity ..........................................................             50,241             46,064
                                                                                                         --------           --------

           TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY ........................................           $558,443           $503,814
                                                                                                         ========           ========

The accompanying notes are an integral part of these consolidated financial statements.

                  PEOPLES BANCORPORATION, INC. AND SUBSIDIARIES
                        CONSOLIDATED STATEMENTS OF INCOME
               (Amounts in thousands except per share information)

                                                                                               For the years ended December 31,
                                                                                               --------------------------------
                                                                                            2007           2006               2005
                                                                                            ----           ----               ----
INTEREST INCOME
    Interest and fees on loans .................................................         $ 30,959         $ 28,576          $ 23,915
    Interest on securities
      Taxable ..................................................................            3,037            2,460             1,921
      Tax-exempt ...............................................................            1,422              700               260
    Interest on federal funds sold .............................................              128              242               194
                                                                                         --------         --------          --------

         Total interest income .................................................           35,546           31,978            26,290
                                                                                         --------         --------          --------

INTEREST EXPENSE
    Interest on deposits .......................................................           14,308           10,712             7,924
    Interest on federal funds purchased and securities sold
      under repurchase agreements ..............................................              455              773               642
    Interest on advances from Federal Home Loan Bank ...........................            1,859            1,156               367
                                                                                         --------         --------          --------
         Total interest expense ................................................           16,622           12,641             8,933
                                                                                         --------         --------          --------
         Net interest income ...................................................           18,924           19,337            17,357

PROVISION FOR LOAN LOSSES ......................................................              900              943               848
                                                                                         --------         --------          --------
         Net interest income after provision for loan losses ...................           18,024           18,394            16,509
                                                                                         --------         --------          --------
NONINTEREST INCOME
    Service charges on deposit accounts ........................................            1,844            1,829             2,017
    Customer service fees ......................................................              124              159               168
    Mortgage banking ...........................................................              468              444               494
    Brokerage services .........................................................              205              223               195
    Bank owned life insurance ..................................................              476              389               417
    Other noninterest income ...................................................              725              666               311
    Gain (loss) on sale of securities available for sale .......................                -              (62)                7
                                                                                         --------         --------          --------
         Total noninterest income ..............................................            3,842            3,648             3,609
                                                                                         --------         --------          --------
NONINTEREST EXPENSES
    Salaries and benefits ......................................................            9,385            8,966             8,565
    Occupancy ..................................................................              866              821               747
    Equipment ..................................................................            1,364            1,365             1,362
    Marketing and advertising ..................................................              508              414               415
    Communications .............................................................              253              258               222
    Printing and supplies ......................................................              198              176               139
    Bank paid loan costs .......................................................              200              226               318
    Directors fees .............................................................              450              362               349
    Other post employment benefits .............................................              261              109               137
    Legal and professional fees ................................................              442              580               371
    Other operating ............................................................            2,039            2,344             1,713
                                                                                         --------         --------          --------
         Total noninterest expenses ............................................           15,966           15,621            14,338
                                                                                         --------         --------          --------
         Income before income taxes ............................................            5,900            6,421             5,780

PROVISION FOR INCOME TAXES .....................................................            1,557            1,935             1,652
                                                                                         --------         --------          --------
         Net income ............................................................         $  4,343         $  4,486          $  4,128
                                                                                         ========         ========          ========

BASIC NET INCOME PER COMMON SHARE (1) ..........................................         $   0.59         $   0.65          $   0.60
                                                                                         ========         ========          ========
DILUTED NET INCOME PER COMMON SHARE (1) ........................................         $   0.59         $   0.64          $   0.59
                                                                                         ========         ========          ========

(1) Per share data has been restated to reflect 5 percent stock dividends.

The accompanying notes are an integral part of these consolidated financial statements.

                  PEOPLES BANCORPORATION, INC. AND SUBSIDIARIES
    CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY AND COMPREHENSIVE INCOME
              For the years ended December 31, 2007, 2006 and 2005
                 (Amounts in thousands except share information)

                                                                                                                Accumu-
                                                                                                                lated
                                                                                                                other
                                                                                                               compre-      Total
                                                                 Common stock        Additional                hensive      share-
                                                                 ------------         paid-in      Retained     income     holders'
                                                              Shares      Amount      capital      earnings     (loss)      equity
                                                              ------      ------      -------      --------     ------      ------

BALANCE, DECEMBER 31, 2004 ..............................   5,822,608   $   6,463   $  32,237   $       -    $    (460)   $  38,240
                                                                                                                          ---------

Net income ..............................................           -           -           -       4,128            -        4,128
Other comprehensive income, net of tax:
     Unrealized holding losses on securities available
       for sale, net of income taxes of $202 ............           -           -           -           -         (388)        (388)
     Less reclassification adjustment for gains
       included in net income, net of income
       taxes of $2  .....................................           -           -           -           -           (5)          (5)
                                                                                                                          ---------

Comprehensive income ....................................                                                                     3,735
Stock dividend (5%) .....................................     296,844         330       2,194      (2,524)           -            -
Cash in lieu of fractional shares on stock dividend .....           -           -           -          (9)           -           (9)
Cash dividends ($.20 per share) .........................           -           -           -      (1,187)           -       (1,187)
Proceeds from stock options exercised ...................     125,904         139         253           -            -          392
                                                            ---------   ---------   ---------   ---------    ---------    ---------

BALANCE, DECEMBER 31, 2005 ..............................   6,245,356       6,932      34,684         408         (853)      41,171
                                                                                                                          ---------

Net income ..............................................           -           -           -       4,486            -        4,486
Other comprehensive income, net of tax:
     Unrealized holding gains on securities available
        for sale, net of income taxes of $(470) .........           -           -           -           -          83l          831
     Less reclassification adjustment for gains
        included in net income, net of income
        taxes of $20.....................................           -           -           -           -           40           40
                                                                                                                          ---------

Comprehensive income ....................................                                                                     5,357
Stock dividend (5%) .....................................     316,873         352       3,245      (3,597)           -            -
Cash in lieu of fractional shares on stock dividend .....           -           -           -          (7)           -           (7)
Cash dividends ($.20 per share) .........................           -           -           -      (1,258)           -       (1,258)
Proceeds from stock options exercised ...................     104,339         116         421           -            -          537
Tax benefit of stock options exercised ..................           -           -         172           -            -          172
Stock-based compensation ................................           -           -          92           -            -           92
                                                            ---------   ---------   ---------   ---------    ---------    ---------

BALANCE, DECEMBER 31, 2006 ..............................   6,666,568       7,400      38,614          32           18       46,064
                                                                                                                          ---------
Net income ..............................................           -           -           -       4,343            -        4,343
Other comprehensive income, net of tax:
  Unrealized holding gains on securities
    available for sale, net of income taxes of $(396) ...           -           -           -           -          766          766
                                                                                                                          ---------

Comprehensive income ....................................                                                                     5,109
Stock Dividend (5%) .....................................     335,462         373       2,654      (3,027)           -            -
Cash in lieu of fractional shares on stock dividend .....           -           -           -          (5)           -           (5)
Cash dividends ($.20 per share) .........................           -           -           -      (1,343)           -       (1,343)
Proceeds from stock options exercised ...................      54,307          60         144           -            -          204
Tax benefit of stock options exercised ..................           -           -         119           -            -          119
Stock-based compensation ................................           -           -          93           -            -           93
                                                            ---------   ---------   ---------   ---------    ---------    ---------

BALANCE, DECEMBER 31, 2007 ..............................   7,056,337   $   7,833   $  41,624   $       -    $     784    $  50,241
                                                            =========   =========   =========   =========    =========    =========

The accompanying notes are an integral part of these consolidated financial statements.

                  PEOPLES BANCORPORATION, INC. AND SUBSIDIARIES
                      CONSOLIDATED STATEMENTS OF CASH FLOWS
                             (Amounts in thousands)

                                                                                                 For the years ended December 31,
                                                                                                 --------------------------------
                                                                                                2007           2006            2005
                                                                                                ----           ----            ----
CASH FLOWS FROM OPERATING ACTIVITIES
    Net income ........................................................................      $  4,343       $  4,486       $  4,128
    Adjustments to reconcile net income to net cash
      provided by operating activities
      (Gain) loss on sale of premises and equipment ...................................          (177)            (3)            25
      (Gain) loss on sale of securities available for sale ............................             -             62             (7)
      Gain on sale of assets acquired in settlement of loans ..........................           (16)          (181)           (60)
      Provision for loan losses .......................................................           900            943            848
      Provision (benefit) from deferred income taxes ..................................           (96)           422            (10)
      Depreciation ....................................................................         1,110          1,091          1,127
      Amortization and accretion (net) of premiums and discounts on securities ........            51             97            132
      Stock-based compensation ........................................................            93             92              -
      Increase in accrued interest receivable .........................................          (278)          (602)          (611)
      (Increase) decrease in other assets .............................................           157           (809)        (1,639)
      Increase in accrued interest payable ............................................         1,539            645          1,127
      Increase (decrease) in other liabilities ........................................          (648)           510           (321)
                                                                                             --------       --------       --------

           Net cash provided by operating activities ..................................         6,978          6,753          4,739
                                                                                             --------       --------       --------

CASH FLOWS FROM INVESTING ACTIVITIES
      Purchases of securities held to maturity ........................................             -         (2,893)        (4,737)
      Purchases of securities available for sale ......................................       (14,091)       (62,172)        (8,035)
      Purchases of other investments ..................................................          (512)        (2,238)          (388)
      Proceeds from principal pay downs on securities available for sale ..............         7,575          5,207          3,543
      Proceeds from the maturities and calls of securities available for sale .........         4,600         37,950            500
      Proceeds from the sale of securities available for sale .........................             -          3,740            362
      Proceeds from maturity of securities held to maturity ...........................           315            160          1,218
      Investment in bank owned life insurance .........................................          (416)        (1,531)          (354)
      Proceeds from sale of other real estate owned ...................................           112          2,164            413
      Net (increase) decrease in loans ................................................       (62,441)        18,427        (52,277)
      Proceeds from the sale of premises and equipment ................................           523             30             82
      Purchases of premises and equipment .............................................        (4,096)        (1,600)          (794)
                                                                                             --------       --------       --------

           Net cash used for investing activities .....................................       (68,431)        (2,756)       (60,467)
                                                                                             --------       --------       --------

CASH FLOWS FROM FINANCING ACTIVITIES
      Net increase (decrease) in deposits .............................................        32,576         (5,304)        44,204
      Net increase (decrease) in federal funds purchased ..............................           429         (4,039)         3,467
      Net increase (decrease) in securities sold under repurchase agreements ..........         1,456        (13,368)        (2,217)
      Net increase in advances from Federal Home Loan Bank ............................        15,100         32,500          9,000
      Proceeds from the exercise of stock options .....................................           204            537            392
      Tax benefit of stock options exercised ..........................................           119            172              -
      Cash dividends paid .............................................................        (1,343)        (1,258)        (1,187)
      Cash in lieu of fractional shares on stock dividends and splits .................            (5)            (7)            (9)
                                                                                             --------       --------       --------

           Net cash provided by financing activities ..................................        48,536          9,233         53,650
                                                                                             --------       --------       --------

           Net increase (decrease) in cash and cash equivalents .......................       (12,917)        13,230         (2,078)

CASH AND CASH EQUIVALENTS, BEGINNING OF YEAR ..........................................        23,441         10,211         12,289
                                                                                             --------       --------       --------

CASH AND CASH EQUIVALENTS, END OF YEAR ................................................        10,524       $ 23,441       $ 10,211
                                                                                             ========       ========       ========

CASH PAID FOR
    Interest ..........................................................................      $ 15,083       $ 11,996       $  7,806
                                                                                             ========       ========       ========

    Income taxes ......................................................................      $  1,504       $  2,286       $  2,200
                                                                                             ========       ========       ========
NON-CASH TRANSACTIONS
    Change in unrealized gain (loss) on available for sale securities .................      $  1,162       $  1,321       $   (597)
                                                                                             ========       ========       ========
    Loans transferred to other real estate ............................................      $    864       $    260       $  1,757
                                                                                             ========       ========       ========

The accompanying notes are an integral part of these consolidated financial statements.

                  PEOPLES BANCORPORATION, INC. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES AND ACTIVITIES

   Principles of consolidation and nature of operations
     The consolidated financial statements include the accounts of Peoples Bancorporation, Inc. (the "Company") and its wholly-owned subsidiaries, The Peoples National Bank, Bank of Anderson, N.A., and Seneca National Bank (collectively referred to as the "Banks"). All significant intercompany balances and transactions have been eliminated. The Banks operate under individual national bank charters and provide full banking services to customers. The Banks are subject to regulation by the Office of the Comptroller of the Currency. The Company is subject to regulation by the Federal Reserve Board (the "FRB").

   Estimates
     The preparation of consolidated financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of interest and noninterest income and expenses during the reporting period. Actual results could differ from those estimates.

  Segments
     The Company, through its subsidiaries, provides a broad range of financial services to individuals and companies. These services include demand, time and savings deposits; lending and ATM processing and are substantially the same across subsidiaries. While the Company's decision-makers monitor the revenue streams of the various financial products and services by product line and by subsidiary, the operations and the allocation of resources are managed, and financial performance is evaluated, on an organization-wide basis. Accordingly, the Company's banking operation is considered by management to be one reportable operating segment.

   Securities
     The Company accounts for securities in accordance with Statement of Financial Accounting Standards ("SFAS") No. 115, Accounting for Certain Investments in Debt and Equity Securities. Debt securities are classified upon purchase as available for sale, held to maturity, or trading. Such assets classified as available for sale are carried at fair value. Unrealized holding gains or losses are reported as a component of shareholders' equity (accumulated other comprehensive income (loss)) net of deferred income taxes. Securities classified as held to maturity are carried at cost, adjusted for the amortization of premiums and the accretion of discounts into interest income using a methodology which approximates a level yield of interest over the estimated remaining period until maturity. To qualify as held to maturity, the Company must have the ability and intent to hold the securities to maturity. Trading securities are carried at market value. The Company has no trading securities. Gains or losses on dispositions of securities are based on the difference between the net proceeds and the adjusted carrying amount of the securities sold, using the specific identification method.

   Loans and interest on loans
     Loans are stated at the principal balance outstanding reduced by the allowance for loan losses. Interest income is recognized over the term of the loan based on the contractual interest rate and the principal balance outstanding.

     Loans generally are placed on non-accrual status when principal or interest becomes ninety days past due, or when payment in full is not anticipated. Interest payments received after a loan is placed on non-accrual status are applied as principal reductions until such time the loan is returned to accrual status. Generally, a loan is returned to accrual status when the loan is brought current and the collectibility of principal and interest no longer is in doubt.

   Allowance for loan losses
     The allowance for loan losses is established through a provision for loan losses charged to earnings. It is the Company's policy to charge loan losses against the allowance when management believes a loss is probable. Subsequent recoveries, if any, are credited to the allowance.

     The allowance for loan losses is evaluated on a regular basis by management and is based upon management's periodic review of the collectibility of the loans in light of historical experiences, the nature and volume of the loan portfolio, trends in delinquent, non-accruing and potential problem loans, adverse situations that may affect the borrower's ability to repay, estimated value of any underlying collateral and prevailing economic conditions. This evaluation is inherently subjective as it requires estimates that are susceptible to significant revision as more information becomes available.

     The allowance consists of specific, general and unallocated components. The specific component relates to loans that are classified as doubtful, substandard or special mention. For such loans that are also classified as impaired, an allowance is established when the discounted cash flows (or collateral value or observable market price) of the impaired loan is lower than the carrying value of that loan. The general component covers non-classified loans and is based on historical loss experience adjusted for qualitative factors. An unallocated component is maintained to cover uncertainties that could affect management's estimate of probable losses. The unallocated component of the allowance reflects the margin of imprecision inherent in the underlying assumptions used in the methodologies for estimating specific and general losses in the portfolio.

     A loan is considered impaired when, based on current information and events, it is probable that the Company will be unable to collect the scheduled payments of principal or interest when due according to the contractual terms of the loan agreement. Factors considered by management in determining impairment include payment status, collateral value, and the probability of collecting scheduled principal and interest payments when due. Loans that experience insignificant payment delays and payment shortfalls generally are not classified as impaired. Management determines the significance of payment delays and payment shortfalls on a case-by-case basis, taking into consideration all of the circumstances surrounding the loan and the borrower, including the length of the delay, the reasons for the delay, the borrower's prior payment record and the amount of the shortfall in relation to the principal and interest owed. Impairment is measured on a loan by loan basis for commercial and construction loans by either the present value of expected future cash flows discounted at the loan's effective interest rate, the loan's obtainable market price, or the fair value of the collateral if the loan is collateral dependent. Interest payments received on an impaired loan are applied as principal reductions.

     Large groups of smaller balance homogeneous loans are collectively evaluated for impairment. Accordingly, the Company does not separately identify individual consumer and residential loans for impairment disclosures, unless such loans are the subject of a restructuring agreement.

   Premises and equipment
    Premises and equipment are stated at cost less accumulated depreciation. Depreciation is calculated using the straight-line method over the estimated useful lives of the assets. Additions to premises and equipment and major replacements or betterments are added at cost. Maintenance, repairs, and minor replacements are charged to expense when incurred. When assets are retired or otherwise disposed of, the cost and accumulated depreciation are removed from the accounts and any gain or loss is reflected in income.

Other real estate owned

     Other real estate owned represents properties acquired through foreclosure and is carried at the lower of cost or fair value, adjusted for estimated selling costs. Fair values of real estate owned are reviewed regularly and writedowns are recorded when it is determined that the carrying value of real estate exceeds the fair value less estimated costs to sell. Costs relating to the development and improvement of such properties are capitalized, whereas those costs relating to holding the properties are charged to expense. At December 31, 2007 and 2006 real estate owned by the Company totaled $1,023,000 and $271,000, respectively, and is included in other assets. During 2007 and 2006, the Company transferred loans of $864,000 and $260,000, respectively to real estate acquired in foreclosure.

   Advertising and public relations expense
     Advertising, promotional and other business development costs are generally expensed as incurred. External costs incurred in producing media advertising are expensed the first time the advertising takes place. External costs relating to direct mailing costs are expensed in the period in which the direct mailings are sent.

   Income taxes
     The provision for income taxes includes deferred taxes on temporary differences between the recognition of certain income and expense items for tax and financial statement purposes. Income taxes are computed on the liability method as described in SFAS No. 109, Accounting for Income Taxes.

   Statements of cash flows
     For the purposes of reporting cash flows, the Company considers cash and cash equivalents to be those amounts included in the balance sheet captions "Cash and Due From Banks," "Interest-bearing Deposits in Other Banks" and "Federal Funds Sold." Cash and cash equivalents have an original maturity of three months or less.

   Reclassifications
     Certain prior year amounts have been reclassified to conform to the current presentation. These reclassifications have no effect on previously reported net income or shareholders' equity.

   Risk and uncertainties
     In the normal course of its business the Company encounters two significant types of risk: economic and regulatory. There are three main components of economic risk: interest rate risk, credit risk, and market risk. The
     Company is subject to interest rate risk to the degree that its interest-bearing liabilities mature or reprice at different speeds, or on different bases, than its interest-earning assets. Credit risk is the risk of default on the Company's loan portfolio that results from borrowers' inability or unwillingness to make contractually required payments. Market risk reflects changes in the value of collateral underlying loans receivable, the valuation of real estate held by the Company, and the valuation of loans held for sale and mortgage-backed securities available for sale.

     The Company is subject to the regulations of various government agencies. These regulations can and do change significantly from period to period. The Company also undergoes periodic examinations by the regulatory agencies, which may subject it to further changes with respect to asset valuations, amounts of required loss allowances, and operating restrictions, resulting from the regulators' judgments based on information available to them at the time of their examination.

   Stock option compensation plans
     The Company has an employee stock option compensation plan through which the Board of Directors may grant stock options to officers and employees to purchase common stock of the Company at prices not less than 100 percent of the fair value of the stock on the date of grant. The Company also has another employee stock option plan under which options may no longer be granted, but under which exercisable options remain outstanding. The outstanding options under both plans become exercisable in various increments beginning on the date of grant and expiring ten years from the date of grant. The Company also has a directors' stock option plan through which non-employee directors of the Company are granted options to purchase 500 shares of common stock for each year served on the board to a maximum of 5,000 options per director in the aggregate under that plan and the plan referred to in the next sentence. The Company also has another director stock option plan under which options may no longer be granted, but under which exercisable options remain outstanding. The option price shall not be less than 100 percent of the fair value of the stock on the grant date. The outstanding options become exercisable on the grant date and expire at the earlier of the end of the director's term or ten years from the grant date.

     The Company has historically accounted for the plans under the recognition and measurement principles of Accounting Principles Board ("APB") Opinion No. 25, Accounting for Stock Issued to Employees, and related Interpretations. For the year ended December 31, 2005, no stock-based employee compensation cost is reflected in net income, as all stock options granted under these plans had an exercise price equal to the market value of the underlying common stock on the date of grant.

     Effective January 1, 2006, the Company adopted the provisions of SFAS No. 123(R), Share-Based Payment, which changed the accounting methodology for its stock option plans - see Note 16. In conjunction with this change, the Company recorded approximately $93,000 and $92,000 of compensation expense in 2007 and 2006, respectively.

   Recently issued accounting standards
     The following is a summary of recent authoritative pronouncements that affect accounting, reporting, and disclosure of financial information by the Company:

     In September 2006, the FASB issued SFAS No. 157, Fair Value Measurements ("SFAS 157"). SFAS 157 defines fair value, establishes a framework for measuring fair value in generally accepted accounting principles, and expands disclosures about fair value measurements. This standard eliminates inconsistencies found in various prior pronouncements but does not require any new fair value measurements. SFAS 157 is effective for the Company on January 1, 2008 and will not impact the Company's accounting measurements but it is expected to result in additional disclosures.

     In September 2006, The FASB ratified the consensuses reached by the FASB's Emerging Issues Task Force ("EITF") relating to EITF 06-4, Accounting for the Deferred Compensation and Postretirement Benefit Aspects of Endorsement Split-Dollar Life Insurance Arrangements ("EITF 06-4"). Entities purchase life insurance for various reasons including protection against loss of key employees and to fund postretirement benefits. The two most common types of life insurance arrangements are endorsement split dollar life and collateral assignment split dollar life. EITF 06-4 covers the former and
     EITF 06-10 (discussed below) covers the latter. EITF 06-4 states that entities with endorsement split-dollar life insurance arrangements that provide a benefit to an employee that extends to postretirement periods should recognize a liability for future benefits in accordance with SFAS No. 106, Employers' Accounting for Postretirement Benefits Other Than Pensions, (if, in substance, a postretirement benefit plan exists) or Accounting Principles Board ("APB") Opinion No. 12, Omnibus Opinion--1967 (if the arrangement is, in substance, an individual deferred compensation contract). Entities should recognize the effects of applying this Issue through either (a) a change in accounting principle through a cumulative-effect adjustment to retained earnings or to other components of equity or net assets in the statement of financial position as of the beginning of the year of adoption or (b) a change in accounting principle through retrospective application to all prior periods. EITF 06-4 is effective for the

     Company on January 1, 2008. The Company does not believe the adoption of EITF 06-4 will have a material impact on its financial position, results of operations or cash flows.

     In September 2006, the FASB ratified the consensus reached on EITF 06-5, Accounting for Purchases of Life Insurance--Determining the Amount That Could Be Realized in Accordance with FASB Technical Bulletin No. 85-4, Accounting for Purchases of Life Insurance ("EITF 06-5"). EITF 06-5 states that a policyholder should consider any additional amounts included in the contractual terms of the insurance policy other than the cash surrender value in determining the amount that could be realized under the insurance contract. EITF 06-5 also states that a policyholder should determine the amount that could be realized under the life insurance contract assuming the surrender of an individual-life by individual-life policy (or certificate by certificate in a group policy). EITF 06-5 is effective for the Company on January 1, 2008. The Company does not believe the adoption of EITF 06-5 will have a material impact on its financial position, results of operations or cash flows.

     In March 2007, the FASB ratified the consensus reached on EITF 06-10, Accounting for Collateral Assignment Split-Dollar Life Insurance Arrangements ("EITF 06-10"). The postretirement aspect of this EITF is substantially similar to EITF 06-4 discussed above and requires that an employer recognize a liability for the postretirement benefit related to a collateral assignment split-dollar life insurance arrangement in accordance with either FASB Statement No. 106 or APB Opinion No. 12, as appropriate, if the employer has agreed to maintain a life insurance policy during the employee's retirement or provide the employee with a death benefit based on the substantive agreement with the employee. In addition, a consensus was reached that an employer should recognize and measure an asset based on the nature and substance of the collateral assignment split-dollar life insurance arrangement. EITF 06-10 is effective for the Company on January 1, 2008. The Company does not believe the adoption of EITF 06-10 will have a material impact on its financial position, results of operations or cash flows.

     In February 2007, the FASB issued SFAS No. 159, The Fair Value Option for Financial Assets and Financial Liabilities - Including an amendment of FASB Statement No. 115 ("SFAS 159"). This statement permits, but does not require, entities to measure many financial instruments at fair value. The objective is to provide entities with an opportunity to mitigate volatility in reported earnings caused by measuring related assets and liabilities differently without having to apply complex hedge accounting provisions. Entities electing this option will apply it when the entity first recognizes an eligible instrument and will report unrealized gains and losses on such instruments in current earnings. This statement 1) applies to all entities, 2) specifies certain election dates, 3) can be applied on an instrument-by-instrument basis with some exceptions, 4) is irrevocable and 5) applies only to entire instruments. One exception is demand deposit liabilities which are explicitly excluded as qualifying for fair value. With respect to SFAS 115, available-for-sale and held-to-maturity securities at the effective date are eligible for the fair value option at that date. If the fair value option is elected for those securities at the effective date, cumulative unrealized gains and losses at that date shall be included in the cumulative-effect adjustment and thereafter, such securities will be accounted for as trading securities. SFAS 159 is effective for the Company on January 1, 2008. The Company is currently analyzing the fair value option that is permitted, but not required, under SFAS 159. In November 2007, the Securities and Exchange Commission ("SEC") issued Staff Accounting Bulletin No. 109, Written Loan Commitments Recorded at Fair Value Through Earnings ("SAB 109"). SAB 109 expresses the current view of the SEC staff that the expected net future cash flows related to the associated servicing of the loan should be included in the measurement of all written loan commitments that are accounted for at fair value through earnings. SEC registrants are expected to apply this guidance on a prospective basis to derivative loan commitments issued or modified in the first quarter of 2008 and thereafter. The Company is currently analyzing the impact of this guidance, which relates to the Company's mortgage loans held for sale. In December 2007, the FASB issued SFAS No. 141(R), Business Combinations, ("SFAS 141(R)") which replaces SFAS 141. SFAS 141(R) establishes principles and requirements for how an acquirer in a business combination recognizes and measures in its financial statements the identifiable assets acquired, the liabilities assumed, and any controlling interest; recognizes and measures goodwill acquired in the business combination or a gain from a bargain purchase; and determines what information to disclose to enable users of the financial statements to evaluate the nature and financial effects of the business combination. FAS 141(R) is effective for acquisitions by the Company taking place on or after January 1, 2009. Early adoption is prohibited. Accordingly, a calendar year-end company is required to record and disclose business combinations following existing accounting guidance until January 1, 2009. The Company will assess the impact of SFAS 141(R) if and when a future acquisition occurs.

     In December 2007, the FASB issued SFAS No. 160, Noncontrolling Interests in Consolidated Financial Statements - an amendment of ARB No. 51 ("SFAS 160"). SFAS 160 establishes new accounting and reporting standards for the noncontrolling interest in a subsidiary and for the deconsolidation of a subsidiary. Before this statement, limited guidance existed for reporting noncontrolling interests (minority interest). As a result, diversity in practice exists. In some cases minority interest is reported as a liability and in others it is reported in the mezzanine section between liabilities and equity. Specifically, SFAS 160 requires the recognition of a noncontrolling interest (minority interest) as equity in the consolidated financials statements and separate from the parent's equity. The amount of net income attributable to the noncontrolling interest will be included in consolidated net income on the face of the income statement. SFAS 160 clarifies that changes in a parent's ownership interest in a subsidiary that do not result in deconsolidation are equity transactions if the parent retains its controlling financial interest. In addition, this statement requires that a parent recognize gain or loss in net income when a subsidiary is deconsolidated. Such gain or loss will be measured using the fair value of the noncontrolling equity investment on the deconsolidation date. SFAS 160 also includes expanded disclosure requirements regarding the interests of the parent and its noncontrolling interests. SFAS 160 is effective for the Company on January 1, 2009. Earlier adoption is prohibited. The Company is currently evaluating the impact, if any, the adoption of SFAS 160 will have on its consolidated financial statements.

     Other accounting standards that have been issued or proposed by the FASB or other standards-setting bodies are not expected to have a material impact on the Company's financial position, results of operations or cash flows.

NOTE 2 - RESTRICTIONS ON CASH AND DUE FROM BANKS

          The Banks are required to maintain average reserve balances with the Federal Reserve Bank ("FRB") based upon a percentage of deposits. The average amounts of reserve balances maintained by the Banks at December 31, 2007 and 2006 were approximately $1,542,000 and $1,036,000, respectively.

NOTE 3 - SECURITIES
          Securities are summarized as follows as of December 31 (tabular amounts in thousands):

                                                                                                     2007
                                                                                                     ----
                                                                                                Unrealized holding
                                                                           Amortized            ------------------            Fair
                                                                             Cost            Gains           Losses           value
                                                                             ----            -----           ------           -----
 SECURITIES AVAILABLE FOR SALE:

GOVERNMENT SPONSORED ENTERPRISE
     SECURITIES
     Maturing within one year ......................................         $ 2,000         $     -         $     9         $ 1,991
     Maturing after one year but within five years .................             750              15               -             765
     Maturing after five years but within ten years ................           6,000             218               -           6,218
                                                                             -------         -------         -------         -------
                                                                               8,750             233               9           8,974
                                                                             -------         -------         -------         -------
OTHER SECURITIES
     Maturing within one year ......................................             152               -               1             151
     Maturing after one year but within five years .................             897               -               5             892
     Maturing after five years but within ten years ................           8,932              63              54           8,941
     Maturing after ten years ......................................          39,038             927              41          39,924
                                                                             -------         -------         -------         -------
                                                                              49,019             990             101          49,908
                                                                             -------         -------         -------         -------
OBLIGATIONS OF STATES AND POLITICAL
     SUBDIVISIONS
     Maturing after five years but within ten years ................           1,966              31               1           1,996
     Maturing after ten years ......................................          23,873              88              43          23,918
                                                                             -------         -------         -------         -------
                                                                              25,839             119              44          25,914
                                                                             -------         -------         -------         -------

        Total securities available for sale ........................         $83,608         $ 1,342         $   154         $84,796
                                                                             =======         =======         =======         =======

                                                                                                     2007
                                                                                                     ----
                                                                                                Unrealized holding
                                                                           Amortized            ------------------            Fair
                                                                             Cost            Gains           Losses           value
                                                                             ----            -----           ------           -----
SECURITIES HELD TO MATURITY:

OBLIGATIONS OF STATES AND POLITICAL
     SUBDIVISIONS
     Maturing within one year ......................................         $   866         $     2         $     1         $   867
     Maturing after one year but within five years .................           5,638              19              14           5,643
     Maturing after five years but within ten years ................           4,139              24              29           4,134
     Maturing after ten years ......................................           2,459              11               1           2,469
                                                                             -------         -------         -------         -------

        Total securities held to maturity ..........................         $13,102         $    56         $    45         $13,113
                                                                             =======         =======         =======         =======

                                                                                                     2006
                                                                                                     ----
                                                                                                Unrealized holding
                                                                           Amortized            ------------------            Fair
                                                                             Cost            Gains           Losses           value
                                                                             ----            -----           ------           -----
SECURITIES AVAILABLE FOR SALE:

GOVERNMENT SPONSORED ENTERPRISE
     SECURITIES
     Maturing within one year ......................................         $ 4,600         $     -         $    23         $ 4,577
     Maturing after one year but within five years .................           2,250               -              43           2,207
     Maturing after five years but within ten years ................           5,500              53               -           5,553
                                                                             -------         -------         -------         -------
                                                                              12,350              53              66          12,337
                                                                             -------         -------         -------         -------
OTHER SECURITIES
     Maturing within one year ......................................             312             240               2             550
     Maturing after one year but within five years .................           1,178               -              25           1,153
     Maturing after five years but within ten years ................          10,732              19             260          10,491
     Maturing after ten years ......................................          32,520             268             102          32,686
                                                                             -------         -------         -------         -------
                                                                              44,742             527             389          44,880
                                                                             -------         -------         -------         -------
OBLIGATIONS OF STATES AND POLITICAL
     SUBDIVISIONS
     Maturing after five years but within ten years ................             860              14               -             874
     Maturing after ten years ......................................          23,706              19             130          23,595
                                                                             -------         -------         -------         -------
                                                                              24,566              33             130          24,469
                                                                             -------         -------         -------         -------

        Total securities available for sale ........................         $81,658         $   613         $   585         $81,686
                                                                             =======         =======         =======         =======

SECURITIES HELD TO MATURITY:

OBLIGATIONS OF STATES AND POLITICAL
     SUBDIVISIONS
     Maturing within one year ......................................         $   315         $     -         $     -         $   315
     Maturing after one year but within five years .................           5,631               3              65           5,569
     Maturing after five years but within ten years ................           3,818              11              63           3,766
     Maturing after ten years ......................................           3,736               7              11           3,732
                                                                             -------         -------         -------         -------

        Total securities held to maturity ..........................         $13,500         $    21         $   139         $13,382
                                                                             =======         =======         =======         =======


         The following table shows gross unrealized losses and fair value, aggregated by investment category, and length of time that individual securities have been in a continuous unrealized loss position, at December 31, 2007.

Securities Available for Sale (tabular amounts in thousands):

                                                  Less than 12 Months             12 Months or More                 Total
                                                  -------------------             -----------------                 -----
                                                 Fair        Unrealized          Fair      Unrealized         Fair        Unrealized
                                                Value          Losses           Value        Losses           Value         Losses
                                                -----          ------           -----        ------           -----         ------
Government sponsored
     enterprise securities ............        $     -        $     -         $ 2,000        $    (9)        $ 2,000        $    (9)
Other securities ......................              -              -           7,379           (101)          7,379           (101)
State and political
       subdivisions ...................          1,395            (10)          7,475            (34)          8,870            (44)
                                               -------        -------         -------        -------         -------        -------
Total .................................        $ 1,395        $   (10)        $16,854        $  (144)        $18,249        $  (154)
                                               =======        =======         =======        =======         =======        =======

         Thirty-five individual securities were in a continuous loss position for twelve months or more.

Securities Held to Maturity (tabular amounts in thousands):

                                                  Less than 12 Months             12 Months or More                 Total
                                                  -------------------             -----------------                 -----
                                                 Fair        Unrealized          Fair      Unrealized         Fair        Unrealized
                                                Value          Losses           Value        Losses           Value         Losses
                                                -----          ------           -----        ------           -----         ------
States and political
     subdivisions .....................         $  335         $   (2)         $3,785         $  (43)         $4,120         $  (45)
                                                ======         ======          ======         ======          ======         ======

         Seventeen individual securities were in a continuous loss position for twelve months or more.

         The following table shows gross unrealized losses and fair value, aggregated by investment category, and length of time that individual securities have been in a continuous unrealized loss position, at December 31, 2006.

Securities Available for Sale (tabular amounts in thousands):

                                                  Less than 12 Months           12 Months or More                 Total
                                                  -------------------           -----------------                 -----
                                                 Fair        Unrealized        Fair      Unrealized         Fair        Unrealized
                                                Value          Losses         Value        Losses           Value         Losses
                                                -----          ------         -----        ------           -----         ------
Government sponsored
     enterprise securities ...............      $     -        $     -        $ 6,784        $    66        $ 6,784        $    66
Other securities .........................          435              -         13,750            389         14,185            389
State and political
       subdivisions ......................       18,441            130              -              -         18,441            130
                                                -------        -------        -------        -------        -------        -------

Total ....................................      $18,876        $   130        $20,534        $   455        $39,410        $   585
                                                =======        =======        =======        =======        =======        =======

         Forty individual securities were in a continuous loss position for twelve months or more.

Securities Held to Maturity (tabular amounts in thousands):

                                                  Less than 12 Months          12 Months or More                 Total
                                                  -------------------          -----------------                 -----
                                                 Fair        Unrealized       Fair      Unrealized         Fair        Unrealized
                                                Value          Losses        Value        Losses           Value         Losses
                                                -----          ------        -----        ------           -----         ------
States and political
     subdivisions ........................     $1,665         $    6         $6,654         $  133         $8,319         $  139
                                               ======         ======         ======         ======         ======         ======

         Thirty individual securities were in a continuous loss position for twelve months or more.

         The Company has the ability and intent to hold the securities in a continuous loss position until such time as the value recovers or the securities mature. The Company believes, based on industry analyst reports and credit ratings, that the deterioration in value is attributable to changes in market interest rates and not in the credit quality of the issuers and therefore, these losses are not considered other-than-temporary. The category "other securities" above is comprised of mortgage-backed securities and investments in Silverton Bank stock.

Other Investments, at Cost (tabular amounts in thousands):

         The Banks, as member institutions, are required to own certain stock investments in the Federal Home Loan Bank of Atlanta ("FHLB") and the FRB. These investments are carried at cost and are generally pledged against any borrowings from these institutions (see Note 9). No ready market exists for these stocks and they have no quoted market values. The Company's investments in these stocks are summarized below:

                                                                                                                 December 31,
                                                                                                                 ------------
                                                                                                              2007            2006
                                                                                                              ----            ----

FRB ............................................................................................            $3,895            $  453
FHLB ...........................................................................................               453             3,271
Interest-bearing deposits in other banks (maturing after three months) .........................               447               559
                                                                                                            ------            ------
                                                                                                            $4,795            $4,283
                                                                                                            ======            ======

         Securities  with  carrying   amounts  of  $45,438,000  and  $43,494,000
December 31, 2007 and 2006, respectively, were pledged to secure public deposits and for other purposes required or permitted by law.

NOTE 4 - LOANS AND ALLOWANCE FOR LOAN LOSSES

         Loans are summarized as follows (tabular amounts in thousands):

                                                                                                                 December 31,
                                                                                                                 ------------
                                                                                                             2007             2006
                                                                                                             ----             ----

Commercial and industrial - not secured by real estate .......................................           $ 47,885           $ 38,505
Commercial and industrial - secured by real estate ...........................................            107,531             90,298
Residential real estate - mortgage ...........................................................            108,161             97,835
Residential real estate - construction .......................................................            138,926            117,465
Loans to individuals for household, family and other personal expenditures ...................             16,495             13,978
                                                                                                         --------           --------
                                                                                                          418,998            358,081
Less allowance for loan losses ...............................................................              4,310              4,070
                                                                                                         --------           --------

                                                                                                         $414,688           $354,011
                                                                                                         ========           ========

         The composition of gross loans by rate type is as follows (tabular amounts in thousands):

                                                            December 31,
                                                            ------------
                                                       2007              2006
                                                       ----              ----
Variable rate loans ......................           $197,344           $180,545
Fixed rate loans .........................            221,654            177,536
                                                     --------           --------

                                                     $418,998           $358,081
                                                     ========           ========

         Changes in the allowance for loan losses were as follows (tabular amounts in thousands):

                                               For the years ended December 31,
                                               --------------------------------
                                              2007          2006          2005
                                              ----          ----          ----

BALANCE, BEGINNING OF YEAR ...........      $ 4,070       $ 3,854       $ 3,691
     Provision for loan losses .......          900           943           848
     Loans charged off ...............         (706)         (995)         (704)
     Loans recovered .................           46           268            19
                                            -------       -------       -------

BALANCE, END OF YEAR .................      $ 4,310       $ 4,070       $ 3,854
                                            =======       =======       =======

         At December 31, 2007 and 2006 nonaccrual loans amounted to $7,505,000 and $993,000, respectively. Foregone interest income was approximately $137,000, $95,000 and $89,000 on nonaccrual loans for 2007, 2006 and 2005, respectively. Impaired loans totaled approximately $2,024,000 at December 31, 2007 and there were no impaired loans at December 31, 2006.


NOTE 5 - PREMISES AND EQUIPMENT


         The principal categories and estimated useful lives of premises and equipment are summarized below (tabular amounts in thousands):

                                                                  December 31,
                                              Estimated           ------------
                                             useful lives     2007         2006
                                             ------------     ----         ----

Land ....................................                   $ 3,873      $ 2,869
Building and improvements ...............    15 - 40 years    9,759        8,040
Furniture, fixtures and equipment .......    3 - 10 years     8,561        7,602
                                                            -------      -------

                                                             22,193       18,511
Less accumulated depreciation ...........                     8,436        7,394
                                                            -------      -------

                                                            $13,757      $11,117
                                                            =======      =======

            Depreciation expense of approximately $1,110,000, $1,091,000 and $1,127,000 for 2007, 2006 and 2005, respectively, is included in occupancy and equipment expenses in the accompanying consolidated statements of income.

NOTE 6 - DEPOSITS
            The composition of deposits is as follows (tabular amounts in thousands):
                                                               December 31,
                                                               ------------
                                                           2007            2006
                                                           ----            ----

Demand deposits, noninterest bearing .............       $ 53,950       $ 54,993
NOW and money market accounts ....................         83,870         86,165
Savings deposits .................................          8,172          8,987
Time certificates, $100,000 or more ..............        109,457         87,365
Other time certificates ..........................        162,172        147,535
                                                         --------       --------
         Total ...................................       $417,621       $385,045
                                                         ========       ========

                                                               December 31,
                                                               ------------
                                                           2007            2006
                                                           ----            ----
Time certificates maturing
     Within one year .............................       $253,342       $201,669
     After one but within two years ..............         12,093         29,789
     After two but within three years ............          5,421          2,938
     After three but within four years ...........            757            486
     After four years ............................             16             18
                                                         --------       --------

                                                          271,629        234,900

Transaction and savings accounts .................        145,992        150,145
                                                         --------       --------

                                                         $417,621       $385,045
                                                         ========       ========

            Certificates of deposit in excess of $100,000 totaled approximately $99,060,000 and $76,758,000 at December 31, 2007 and 2006, respectively.
Interest expense on certificates of deposit in excess of $100,000 was approximately, $4,636,000 and $3,567,000 in 2006. The Banks had brokered time certificates of approximately $28,087,000 at December 31, 2007 and $28,999,000 at December 31, 2006.

NOTE 7 - SECURITIES SOLD UNDER REPURCHASE AGREEMENTS

         Securities sold under repurchase agreements are summarized as follows (tabular amounts in thousands):

                                                                                                      December 31,
                                                                                                      ------------
                                                                                                  2007             2006
                                                                                                  ----             ----
Government sponsored enterprise securities with an amortized cost of $27,855,000
     ($28,044,000 fair value) and $35,235,000 ($35,828,000 fair value) at
     December 31, 2007 and 2006, respectively, collateralize the agreements. ..............     $19,824         $18,368
                                                                                                =======         =======

         The Banks enter into sales of securities under agreements to repurchase. These obligations to repurchase securities sold are reflected as liabilities in the consolidated balance sheets. The dollar amount of securities underlying the agreements remains in the asset accounts. The securities underlying the agreements are book entry securities maintained by a safekeeping agent. The weighted average interest rate of these agreements was 1.92 percent and 2.50 percent for 2007 and 2006, respectively. The agreements mature daily. Securities sold under agreements to repurchase averaged $20,648,000 and $28,443,000 during 2007 and 2006, respectively. The maximum amounts outstanding at any month-end were $23,229,000 and $30,962,000 during 2007 and 2006, respectively.


NOTE 8 - FEDERAL FUNDS PURCHASED

         At December 31, 2007, the Banks had the ability to purchase federal funds from unrelated banks under short-term lines of credit totaling $42,000,000. These lines of credit are available on a one to seven day basis for general corporate purposes. At December 31, 2007 there was $429,000 outstanding under these lines of credit and no federal funds purchased at December 31, 2006 under these lines of credit.


NOTE 9 - ADVANCES FROM FEDERAL HOME LOAN BANK

         The Banks have the ability to borrow up to 20 percent of their total assets from the FHLB subject to available qualifying collateral. Borrowings may be obtained under various FHLB lending programs with various terms. Borrowings from the FHLB require qualifying collateral (which includes certain mortgage loans, investment securities and FHLB stock) and may require purchasing additional stock in the FHLB.

         The Banks had advances aggregating $65,100,000 and $50,000,000 at December 31, 2007 and 2006, respectively. At December 31, 2007 and 2006 respectively, the Banks had $23,100,000 and $45,000,000 of advances at interest rates of 4.40 percent and 5.50 percent and which matured daily. At December 31, 2007 $21,000,000 of advances bear interest at 4.52 percent that mature in February 2008 and $21,000,000 of advances bear interest at 4.68 percent that mature in November 2008. At December 31, 2006, $5,000,000 of the advances bear interest at 4.82 percent and mature in December 2010. At December 31, 2007 and 2006, the advances were collateralized by qualifying mortgage loans aggregating approximately $66,963,000 and $55,679,000, respectively, and by FHLB stock owned by all three Banks. At December 31, 2007 the advances were also collateralized by $9,620,000 in investment securities owned by the banks. As of December 31, 2007, the Banks had the ability to borrow an additional $11,523,000 in the aggregate from the FHLB.

NOTE 10 - INCOME TAXES

            Provision for income taxes consists of the following (tabular amounts in thousands):

                                               For the years ended December 31,
                                               --------------------------------
                                               2007          2006          2005
                                               ----          ----          ----
Current tax provision
    Federal ...........................      $ 1,452       $ 1,302      $ 1,474
    State .............................          201           211          188
                                             -------       -------      -------

      Total current taxes .............        1,653         1,513        1,662
Deferred tax benefit ..................          (96)          422          (10)
                                             -------       -------      -------

                                             $ 1,557       $ 1,935      $ 1,652
                                             =======       =======      =======

            Income taxes differ from the tax expense computed by applying the statutory federal income tax rate of 34 percent to income before income taxes. The reasons for these differences are as follows (tabular amounts in thousands):

                                                For the years ended December 31,
                                                --------------------------------
                                                    2007       2006        2005
                                                    ----       ----        ----
Tax expense at statutory rate .................   $ 2,006    $ 2,183    $ 1,965
Increase (decrease) in taxes resulting from:
    State income taxes, net of federal benefit        133        140        124
    Tax-exempt interest income ................      (483)      (238)       (77)
    Investment in life insurance ..............       (62)       (99)      (120)
    Other .....................................       (37)       (51)      (240)
                                                  -------    -------    -------

      Provision for income taxes ..............   $ 1,557    $ 1,935    $ 1,652
                                                  =======    =======    =======

            Deferred tax assets (liabilities) result from temporary differences in the recognition of revenue and expenses for tax and financial statement purposes. Management believes realization of the deferred tax assets is more likely than not and accordingly has not recorded a valuation allowance. The sources and the cumulative tax effect of temporary differences are as follows (tabular amounts in thousands):

                                                                                                               December 31,
                                                                                                               ------------
                                                                                                         2007                2006
                                                                                                         ----                ----
Deferred tax assets
    Allowance for loan losses ............................................................             $ 1,471              $ 1,388
    Deferred compensation ................................................................                 156                  366
    Other ................................................................................                  97                   83
                                                                                                       -------              -------

                                                                                                         1,724                1,837

    Depreciation .........................................................................                (108)                (209)
    Prepaid expenses .....................................................................                 (93)                (201)
    Unrealized holding gains on securities available for sale ............................                (404)                  (9)
                                                                                                       -------              -------

                                                                                                          (605)                (419)
                                                                                                       -------              -------

Net deferred tax assets included in other assets .........................................             $ 1,119              $ 1,418
                                                                                                       =======              =======

            The Company has analyzed the tax positions taken or expected to be taken in its tax returns and concluded it has no liability related to uncertain tax positions in accordance with FIN No. 48.

NOTE 11 - FINANCIAL INSTRUMENTS WITH OFF-BALANCE SHEET RISK

             The Banks are parties to financial instruments with off-balance sheet risk in the normal course of business to meet the financing needs of their customers. These financial instruments include commitments to extend credit and standby letters of credit. They involve, to varying degrees, elements of credit and interest rate risk in excess of the amounts recognized in the balance sheets.

            The Company's exposure to credit loss in the event of nonperformance by the other party to the financial instrument for commitments to extend credit and standby letters of credit is represented by the contractual amounts of those instruments. The Company uses the same credit policies in making commitments and conditional obligations as it does for on-balance sheet instruments.

            Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any material condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require the payment of a fee. At December 31, 2007, unfunded commitments to extend credit were $113,020,000, of which $108,032,000 were at variable rates and $4,988,000 were at fixed rates. These commitments included $41,790,000 of unfunded amounts of construction loans, $40,572,000 of undisbursed amounts of home equity lines of credit, $18,975,000 of unfunded amounts under commercial lines of credit, and $11,683,000 other commitments to extend credit. The Company evaluates each customer's creditworthiness on a case-by-case basis. The amount of collateral obtained, if deemed necessary by the Company upon extension of credit, is based on management's credit evaluation of the borrower. Collateral varies but may include accounts receivable, inventory, property, plant and equipment, commercial and residential real estate.

            At December 31, 2007, there was $2,800,000 committed under letters of credit. The credit risk involved in issuing letters of credit is essentially the same as that involved in extending loan facilities to customers. Collateral varies but may include accounts receivable, inventory, equipment, marketable securities and property. Since most of the letters of credit are expected to expire without being drawn upon, they do not necessarily represent future cash requirements. The Company has not recorded a liability for the current carrying amount of the obligation to perform as a guarantor, and no contingent liability was considered necessary, as such amounts were not considered material.

NOTE 12 - COMMITMENTS AND CONTINGENCIES

         The Company has, from time to time, various lawsuits and claims arising from the conduct of its business. Management does not expect such items to have any material adverse effect on the financial position or results of operations of the Company.

         Financial  instruments,   which  potentially  subject  the  Company  to
concentrations  of  credit  risk,  consist   principally  of  loans  receivable,
investment securities, federal funds sold and amounts due from banks.

         The Company makes loans to individuals and small businesses for various personal and commercial purposes primarily in the upstate region of South
Carolina. The Company's loan portfolio is not concentrated in loans to any single borrower or in a relatively small number of borrowers. Additionally, management is not aware of any concentrations of loans to classes of borrowers or industries that would be similarly affected by economic conditions.

         In addition to monitoring potential concentrations of loans to particular borrowers or groups of borrowers, industries and geographic regions, management monitors exposure to credit risk that could arise from potential concentrations of lending products and practices such as loans that subject borrowers to substantial payment increases (e.g. principal deferral periods, loans with initial interest-only periods, etc), and loans with high loan-to-value ratios. Additionally, there are industry practices that could subject the Company to increased credit risk should economic conditions change over the course of a loan's life. For example, the Company makes variable rate loans and fixed rate principal-amortizing loans with maturities prior to the loan being fully paid (i.e. balloon payment loans). These loans are underwritten and monitored to manage the associated risks. Management has determined that there is no concentration of credit risk associated with its lending policies or practices.

         The Company's investment portfolio consists principally of obligations of the United States, its agencies or its corporations and general obligation municipal securities. In the opinion of management, there is no concentration of credit risk in its investment portfolio. The Company places its deposits and correspondent accounts with and sells its federal funds to high quality institutions. Management believes credit risk associated with correspondent accounts is not significant.

NOTE 13 - RELATED PARTY TRANSACTIONS

         At December 31, 2007 and 2006, certain officers, directors, employees, related parties and companies in which they have 10 percent or more beneficial ownership, were indebted to the Banks in the aggregate amount of $11,043,000 and $9,352,000, respectively. During 2007, $3,469,000 of new loans were made to this group and repayments of $1,087,000 were received. This same group had deposits in the Banks of $7,033,000 at December 31, 2007.

NOTE 14 - COMMON STOCK AND EARNINGS PER SHARE

         SFAS No. 128, Earnings Per Share, requires that the Company present basic and diluted net income per common share. The assumed conversion of stock options creates the difference between basic and diluted net income per common share. Income per share is calculated by dividing net income by the weighted average number of common shares outstanding for each period presented. The weighted average number of common shares outstanding for basic net income per common share was 7,401,032 in 2007, 6,933,929 in 2006 and 6,860,112 in 2005. The
weighted average number of common shares outstanding for diluted net income per common share was 7,403,021 in 2007, 6,986,233 in 2006 and 7,020,811 in 2005.

         The Company declared or issued five percent common stock dividends in 2007, 2006 and 2005. Net income and dividends per common share and the weighted average number of common shares outstanding for basic and diluted net income per common share in prior years have been restated to reflect these transactions.

NOTE 15 - RESTRICTION OF DIVIDENDS

         The ability of the Company to pay cash dividends is dependent upon receiving cash in the form of dividends from the Banks. Federal banking regulations restrict the amount of dividends that can be paid and such dividends are payable only from the retained earnings of the Banks. At December 31, 2007 the Banks had aggregate retained earnings of $31,444,000.

NOTE 16 - STOCK OPTION COMPENSATION PLANS

         Prior to 2006, the Company accounted for stock options in accordance with APB Opinion No. 25. The following table illustrates the effect on net income and earnings per share had the Company accounted for share-based compensation in accordance with SFAS No. 123(R) for the periods indicated:

     (tabular amounts in thousands, except per share information)                                   For the years ended December 31,
                                                                                                    --------------------------------
                                                                                                     2007        2006         2005
                                                                                                     ----        ----         ----
     Net income, as reported .................................................................      $4,343      $4,486      $ 4,128
     Add:  Stock-based employee compensation expense included
          in reported net income net of related tax effects ..................................          93          92            -
     Deduct:  total stock-based employee compensation expense
        Determined under fair value based method for all awards,
        Net of related tax effects ...........................................................         (93)        (92)        (131)
                                                                                                    ------      ------      -------
     Pro forma net income ....................................................................      $4,343      $4,486      $ 3,997
                                                                                                    ======      ======      =======
     Net income per common share
        Basic-as reported ....................................................................      $ 0.59      $ 0.65      $  0.60
                                                                                                    ======      ======      =======
        Basic-pro forma ......................................................................                              $  0.58
                                                                                                                            =======
        Diluted-as  reported .................................................................      $ 0.59      $ 0.64      $  0.59
                                                                                                    ======      ======      =======
        Diluted-pro forma ....................................................................                              $  0.57
                                                                                                                            =======

The fair value of each option grant is estimated on the date of grant using the Black-Scholes option pricing model with the following weighted average assumptions for grants in 2007, 2006 and 2005: dividend yields of $.20 per share, expected volatility from 22 to 27 percent, risk-free interest rates from
4.06 to 5.06 percent and expected life of 10 years. The weighted average fair market value of options granted approximated $3.49 in 2007, $3.98 in 2006 and $6.66 in 2005. For purposes of the proforma calculations, compensation expense is recognized on a straight-line basis over the vesting period.

          A summary of the status of the plans as of December 31, 2007, 2006 and 2005, and changes during the years ending on those dates is presented below (all shares and exercise prices have been adjusted for stock dividends and the stock split):

                                                                         Options Outstanding
                                                                         -------------------
                                                                          Weighted       Weighted
                                                                          Average         Average
                                                                          Exercise      Contractual        Aggregate
                                                    Shares                  Price       Term (Years)     Intrinsic Value
                                                    ------                  -----       ------------     ---------------
Outstanding at December 31, 2004 ...............    452,830                 $5.61
Granted ........................................     22,574                 15.56
Exercised ......................................   (154,142)                 3.49                         $1,256,625
Forfeited or expired ...........................     (3,509)                14.03
                                                   --------
Outstanding at December 31, 2005 ...............    317,753                  7.24
Granted ........................................     26,882                 10.86
Exercised ......................................   (119,572)                 4.95                         $  314,640
Forfeited or expired ...........................    (16,074)                13.46
                                                   --------
Outstanding at December 31, 2006 ...............    208,989                  8.46
Granted ........................................     25,323                 10.46
Exercised ......................................    (61,566)                 4.04                         $  243,511
Forfeited or expired ...........................     (3,997)                11.68
                                                   --------
Outstanding at December 31, 2007 ...............    168,749                 10.29           6.59          $   59,917
                                                   ========
Options exercisable at year-end ................    130,134                 $9.08           6.39          $   59,917

Shares available for grant .....................    392,650

                                                                                                 Number of    Weighted average grant
                                                                                                  shares           date fair value
                                                                                                  ------           ---------------
Non-vested options at December 31, 2006 Granted.................................                  37,229             $    5.06
Granted ........................................................................                  25,323                 10.46
Vested .........................................................................                 (19,940)                10.55
Forfeited or expired ...........................................................                  (3,997)                11.68
                                                                                                  ------
Non-vested options at December 31, 2007 ........................................                  38,615                 11.56
                                                                                                  ======

                 Options Outstanding                    Options Exercisable
                 -------------------                    -------------------
                     Weighted
                      average          Weighted                        Weighted
                     remaining          average                         average
     Number         contractual        exercise       Number           exercise
  outstanding          life              price      exercisable          price
  -----------          ----              -----      -----------          -----
     3,642           0.3 years         $ 5.35           3,642         $ 5.35
     5,734           0.5 years           5.33           5,734           5.33
    10,973           0.8 years           5.33          10,973           5.33
     3,480           1.3 years           6.47           3,480           6.47
     8,824           2.3 years           8.16           8,824           8.16
     5,826           3.0 years           8.53           5,826           8.53
     7,371           3.3 years           7.60           7,371           7.60
     9,018           4.3 years           8.86           9,018           8.86
    10,461           4.5 years           9.34          10,461           9.34
     6,685           5.3 years          10.47           6,685          10.47
    25,741           6.3 years          12.89          19,932          12.89
     1,823           6.6 years          13.71           1,276          13.71
     1,823           6.8 years          14.73           1,276          14.73
     1,736           7.0 years          17.93             955          17.93
     4,624           7.3 years          15.66           4,624          15.66
     1,158           7.5 years          14.77             637          14.77
     2,316           7.6 years          14.90           1,274          14.90
     5,788           7.7 years          14.90           3,183          14.90
     1,736           7.8 years          14.08             955          14.08
     1,102           8.1 years          12.02             441          12.02
     1,102           8.2 years          11.89             441          11.89
     6,063           8.3 years          10.25           2,425          10.25
     7,164           8.3 years          11.45           5,510          11.45
     1,102           8.5 years          10.44             441          10.44
     4,280           8.7 years          10.43           1,712          10.43
     3,855           8.8 years          10.21           1,542          10.21
     6,422           9.0 years          10.48           2,569          10.48
     2,625           9.1 years          10.18             656          10.18
     1,050           9.2 years           9.95             263           9.95
     3,675           9.3 years           9.52             920           9.52
     6,825           9.3 years          11.19           6,825          11.19
     1,050           9.5 years          11.42             263          11.42
     2,625           9.6 years          10.24               -              -
     1,050           9.9 years           9.57               -              -
   -------                                            -------
   168,749                                            130,134
   =======                                            =======

             The plans are administered by the Board of Directors or by a committee designated by the Board. The plans provide that if the shares of common stock shall be subdivided or combined into a greater or smaller number of shares or if the Company shall issue any shares of common stock as a stock dividend on its outstanding common stock, the number of shares of common stock deliverable upon the exercise of options shall be increased or decreased proportionately, and appropriate adjustments shall be made in the purchase price per share to reflect such subdivision, combination or stock dividend.

NOTE 17 - EMPLOYEE BENEFIT PLANS

            The Company maintains a 401(k) retirement plan for all eligible employees. Upon ongoing approval of the Board of Directors, the Company matches employee contributions equal to fifty percent of the first six percent of such contributions, subject to certain adjustments and limitations. Contributions to the plan of $206,971, $159,824 and $142,255, were charged to operations during 2007, 2006 and 2005, respectively.

             Supplemental benefits have been approved by the Board of Directors for certain executive officers of the Company. These benefits are not qualified under the Internal Revenue Code and they are not funded. However, certain funding is provided informally and indirectly by life insurance policies. The Company recorded expense related to these benefits of $201,356, $51,585 and $74,383, in 2007, 2006 and 2005, respectively.

NOTE 18 - REGULATORY MATTERS

            The Company and the Banks are subject to various regulatory capital requirements administered by the federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory, and possibly additional discretionary, actions by regulators that, if undertaken, could have a direct material effect on the Banks' financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Banks must meet specific capital guidelines that involve quantitative measures of the Banks' assets, liabilities, and certain off-balance sheet items as calculated under regulatory accounting practices. The Banks' capital amounts and classifications are also subject to qualitative judgments by the regulators about components, risk weighting, and other factors.

             Quantitative measures established by regulation to ensure capital adequacy require the Company and the Banks to maintain minimum amounts and ratios (set forth in the table below) of total and Tier 1 capital to risk-weighted assets, and of Tier 1 capital to average assets. Management believes, as of December 31, 2007, that the Company and the Banks meet all capital adequacy requirements to which they are subject.

             As of December 31, 2007, the most recent notification from the Office of the Comptroller of the Currency categorized the Banks as well capitalized under the regulatory framework for prompt corrective action. There are no conditions or events since that notification that management believes have changed the Banks' categories. The Company's and the Banks' actual capital amounts and ratios and minimum regulatory amounts and ratios are presented as follows:

                                                                                                                    To be well
                                                                                                                capitalized under
                                                                                          For capital           prompt corrective
                                                                                        adequacy purposes       action provisions
                                                                      Actual                  Minimum                 Minimum
                                                                      ------                  -------                 -------
                                                                Amount     Ratio        Amount        Ratio      Amount       Ratio
                                                                ------     -----        ------        -----      ------       -----
                                                                                 (dollar amounts in thousands)
Peoples Bancorporation, Inc.:

As of December 31, 2007
    Total Capital (to risk-weighted assets) .............      $53,766      12.02%      $35,784       8.00%          N/A        N/A
    Tier 1 Capital (to risk-weighted assets) ............       49,456      11.06        17,886       4.00           N/A        N/A
    Tier 1 Capital (to average assets) ..................       49,456       8.80        22,480       4.00           N/A        N/A

As of December 31, 2006
    Total Capital (to risk-weighted assets) .............      $50,116      13.07%      $30,675       8.00%          N/A        N/A
    Tier 1 Capital (to risk-weighted assets) ............       46,046      12.00        15,349       4.00           N/A        N/A
    Tier 1 Capital (to average assets) ..................       46,046       9.06        20,329       4.00           N/A        N/A


The Peoples National Bank:

As of December 31, 2007
    Total Capital (to risk-weighted assets) .............      $31,146      10.64%      $23,418       8.00%      $29,273      10.00%
    Tier 1 Capital (to risk-weighted assets) ............       28,371       9.69        11,711       4.00        17,567       6.00
    Tier 1 Capital (to average assets) ..................       28,371       8.52        13,320       4.00        16,650       5.00

As of December 31, 2006
    Total Capital (to risk-weighted assets) .............      $28,925      12.05%      $19,203       8.00%      $24,004      10.00%
    Tier 1 Capital (to risk-weighted assets) ............       26,470      11.03         9,599       4.00        14,399       6.00
    Tier 1 Capital (to average assets) ..................       26,470       8.90        11,897       4.00        14,871       5.00


Bank of Anderson, N.A.:

As of December 31, 2007
    Total Capital (to risk-weighted assets) .............      $14,013      13.25%      $ 8,461       8.00%      $10,576      10.00%
    Tier 1 Capital (to risk-weighted assets) ............       12,808      12.11         4,231       4.00         6,346       6.00
    Tier 1 Capital (to average assets) ..................       12,808       8.34         6,143       4.00         7,679       5.00

As of December 31, 2006
    Total Capital (to risk-weighted assets) .............      $13,176      12.65%      $ 8,333       8.00%      $10,416      10.00%
    Tier 1 Capital (to risk-weighted assets) ............       11,926      11.45         4,166       4.00         6,249       6.00
    Tier 1 Capital (to average assets) ..................       11,926       7.80         6,116       4.00         7,645       5.00


Seneca National Bank:

As of December 31, 2007
    Total Capital (to risk-weighted assets) .............      $ 5,840      11.47%      $ 4,073       8.00%      $ 5,092      10.00%
    Tier 1 Capital (to risk-weighted assets) ............        5,373      10.55         2,037       4.00         3,056       6.00
    Tier 1 Capital (to average assets) ..................        5,373       7.82         2,748       4.00         3,435       5.00

As of December 31, 2006
    Total Capital (to risk-weighted assets) .............      $ 5,508      13.31%      $ 3,311       8.00%      $ 4,138      10.00%
    Tier 1 Capital (to risk-weighted assets) ............        5,035      12.17         1,655       4.00         2,482       6.00
    Tier 1 Capital (to average assets) ..................        5,035       9.10         2,213       4.00         2,766       5.00


NOTE 19 - FAIR VALUE OF FINANCIAL INSTRUMENTS

         SFAS No. 107, Disclosures about Fair Value of Financial Instruments, requires disclosure of fair value information, whether or not recognized in the balance sheets, when it is practical to estimate the fair value. SFAS No. 107 defines a financial instrument as cash, evidence of an ownership interest in an entity or contractual obligations which require the exchange of cash or other financial instruments. Certain items are specifically excluded from the disclosure requirements, including the Company's common stock, premises and equipment and other assets and liabilities.

         Fair value approximates carrying value for the following financial instruments due to the short-term nature of the instrument: cash and due from banks, interest-bearing deposits in other banks and federal funds sold and purchased.

         Securities   are  valued  using  quoted  fair  market   prices.   Other
investments are valued at par value.

         Fair value for variable rate loans that reprice frequently, loans held for sale, and for loans that mature in less than three months is based on the carrying value. Fair value for fixed rate mortgage loans, personal loans, and all other loans (primarily commercial) maturing after three months is based on the discounted present value of the estimated future cash flows. Discount rates used in these computations approximate the rates currently offered for similar loans of comparable terms and credit quality.

         Fair value for demand deposit accounts and interest-bearing accounts with no fixed maturity date is equal to the carrying value. Certificate of deposit accounts and securities sold under repurchase agreements maturing within one year are valued at their carrying value. The fair value of certificate of deposit accounts and securities sold under repurchase agreements maturing after one year are estimated by discounting cash flows from expected maturities using current interest rates on similar instruments.

         Fair value for long-term FHLB advances is based on discounted cash flows using the Company's current incremental borrowing rate. Discount rates used in these computations approximate rates currently offered for similar borrowings of comparable terms and credit quality.

              Fair value of off-balance sheet instruments is based on fees currently charged to enter into similar arrangements, taking into account the remaining terms of the agreement and the counterparties' credit standing.

         The Company has used management's best estimate of fair value based on the above assumptions. Thus, the fair values presented may not be the amounts which could be realized in an immediate sale or settlement of the instrument. In addition, any income taxes or other expenses which would be incurred in an actual sale or settlement are not taken into consideration in the fair value presented.

         The estimated fair values of the Company's financial instruments are as follows (amounts in thousands):

                                                                                                      December 31,
                                                                                                      ------------
                                                                                          2007                        2006
                                                                                          ----                        ----
                                                                                Carrying        Fair        Carrying          Fair
                                                                                Amount         value         amount           value
                                                                                ------         -----         ------           -----
Financial assets:
     Cash and due from banks ...........................................       $  8,618       $  8,618       $ 10,819       $ 10,819
     Interest-bearing deposits in other banks ..........................            643            643            108            108
     Federal funds sold ................................................          1,263          1,263         12,514         12,514
     Securities available for sale .....................................         83,608         84,796         81,658         81,686
     Securities held to maturity .......................................         13,102         13,113         13,500         13,382
     Other investments .................................................          4,795          4,795          4,283          4,283
     Loans (gross) .....................................................        418,998        412,240        358,081        351,533
     Cash surrender value of life insurance ............................         11,350         11,350         10,934         10,934

                                                                                               December 31,
                                                                                               ------------
                                                                                     2007                             2006
                                                                                     ----                             ----
                                                                         Carrying           Fair          Carrying            Fair
                                                                         Amount            value           amount             value
                                                                         ------            -----           ------             -----
Financial liabilities:
     Deposits ..................................................         $417,621         $418,273         $385,045         $385,672
     Securities sold under repurchase agreements ...............           19,824           19,824           18,368           18,368
     Federal funds purchased ...................................              429              429                -                -
     Advances from Federal Home Loan Bank ......................           65,100           65,055           50,000           49,968



NOTE 20 - CONDENSED FINANCIAL INFORMATION

         Following is condensed financial information of Peoples Bancorporation, Inc. (parent company only) (tabular amounts in thousands):



                            CONDENSED BALANCE SHEETS

                                                               December 31,
                                                               ------------
                                                           2007            2006
                                                           ----            ----
ASSETS
    Cash .........................................        $ 2,173        $ 2,148
    Investment in bank subsidiaries ..............         47,347         43,568
    Other assets .................................          1,306          1,228
                                                          -------        -------

                                                          $50,826        $46,944
                                                          =======        =======

LIABILITIES AND SHAREHOLDERS' EQUITY
    Other liabilities ............................        $   585        $   880
    Shareholders' equity .........................         50,241         46,064
                                                          -------        -------

                                                          $50,826        $46,944
                                                          =======        =======

                         CONDENSED STATEMENTS OF INCOME

                                                                                              For the years ended December 31,
                                                                                              --------------------------------
                                                                                           2007             2006             2005
                                                                                           ----             ----             ----
INCOME
    Fees and dividends from subsidiaries ............................             $ 6,582              $ 5,989              $ 4,945
                                                                                  -------              -------              -------
EXPENSES
    Salaries and benefits ...........................................               3,814                3,620                2,970
    Occupancy .......................................................                   8                   24                   25
    Equipment .......................................................                 436                  379                  330
    Other operating .................................................               1,129                1,002                  844
                                                                                  -------              -------              -------
                                                                                    5,387                5,025                4,169
                                                                                  -------              -------              -------
EQUITY IN UNDISTRIBUTED NET INCOME OF BANK
    SUBSIDIARIES ....................................................               3,121                3,441                2,974
                                                                                  -------              -------              -------
         Income before income taxes .................................               4,316                4,405                3,750

INCOME TAX BENEFIT ..................................................                 (26)                 (81)                (378)
                                                                                  -------              -------              -------
         Net income .................................................             $ 4,342              $ 4,486              $ 4,128
                                                                                  =======              =======              =======

                       CONDENSED STATEMENTS OF CASH FLOWS

                                                                                              For the years ended December 31,
                                                                                              --------------------------------
                                                                                           2007             2006             2005
                                                                                           ----             ----             ----
OPERATING ACTIVITIES
    Net income ..................................................................         $ 4,342          $ 4,486          $ 4,128
    Adjustments to reconcile net income to net cash provided
      by operating activities
         Equity in undistributed net income of bank subsidiaries ................          (3,121)          (3,441)          (2,974)
         Increase in other assets ...............................................             (78)            (669)            (369)
         Increase (decrease) in other liabilities ...............................            (295)             541               (1)
                                                                                          -------          -------          -------

           Net cash provided by operating activities ............................             848              917              784
                                                                                          -------          -------          -------

FINANCING ACTIVITIES
    Proceeds from the exercise of stock options .................................             204              537              392
    Cash dividends ..............................................................          (1,343)          (1,258)          (1,187)
    Cash in lieu of fractional share on stock dividends and splits ..............              (5)              (7)              (9)
    Proceeds (repayment) of advances from subsidiaries ..........................             321              315              (37)
                                                                                          -------          -------          -------

           Net cash used for financing activities ...............................            (823)            (413)            (841)
                                                                                          -------          -------          -------

           Net increase (decrease) in cash ......................................              25              504              (57)

CASH, BEGINNING OF YEAR .........................................................           2,148            1,644            1,701
                                                                                          -------          -------          -------

CASH, END OF YEAR ...............................................................         $ 2,173          $ 2,148          $ 1,644
                                                                                          =======          =======          =======

NOTE 21 - QUARTERLY FINANCIAL DATA (UNAUDITED)

         Unaudited condensed financial data by quarter for 2007 and 2006 is as follows (amounts, except share data, in thousands):

                                                                                         Quarter ended
                                                                                         -------------
                             2007                                 March 31           June 30         September 30       December 31
                                                                  --------           -------         ------------       -----------
Interest income ........................................         $    8,383         $    8,793         $    9,193         $    9,177
Interest expense .......................................              3,692              3,999              4,410              4,521
                                                                 ----------         ----------         ----------         ----------
     Net interest income ...............................              4,691              4,794              4,783              4,656
Provision for loan losses ..............................                150                150                150                450
                                                                 ----------         ----------         ----------         ----------
     Net interest income after
        provision for loan losses ......................              4,541              4,644              4,633              4,206
Noninterest income .....................................              1,026                917                925                974
Noninterest expenses ...................................              3,815              3,915              3,953              4,283
                                                                 ----------         ----------         ----------         ----------
     Income before income taxes ........................              1,752              1,646              1,605                897
Provision for income taxes .............................                480                449                424                204
                                                                 ----------         ----------         ----------         ----------
     Net income ........................................         $    1,272         $    1,197         $    1,181         $      693
                                                                 ==========         ==========         ==========         ==========
Basic net income per common share (1) ..................         $     0.18         $     0.16         $     0.16         $     0.09
                                                                 ==========         ==========         ==========         ==========
Diluted net income per common share (1) ................         $     0.18         $     0.16         $     0.16         $     0.09
                                                                 ==========         ==========         ==========         ==========
Basic weighted average shares
     outstanding (1) ...................................          7,030,102          7,052,599          7,055,759          7,412,304
                                                                 ==========         ==========         ==========         ==========
Diluted weighted average shares
     outstanding (1) ...................................          7,043,962          7,059,092          7,058,568          7,386,091
                                                                 ==========         ==========         ==========         ==========

                                                                                         Quarter ended
                                                                                         -------------
                             2006                                 March 31           June 30         September 30       December 31
                                                                  --------           -------         ------------       -----------
Interest income ........................................         $    7,537         $    7,863         $    8,210         $    8,368
Interest expense .......................................              2,761              3,015              3,269              3,596
                                                                 ----------         ----------         ----------         ----------
     Net interest income ...............................              4,776              4,848              4,941              4,772
Provision for loan losses ..............................                237                256                225                225
                                                                 ----------         ----------         ----------         ----------

     Net interest income after
        Provision for loan losses ......................              4,539              4,592              4,716              4,547
Noninterest income .....................................              1,028                933                895                792
Noninterest expenses ...................................              3,880              3,786              3,682              4,273
                                                                 ----------         ----------         ----------         ----------
     Income before income taxes ........................              1,687              1,739              1,929              1,066
Provision for income taxes .............................                506                593                608                228
                                                                 ----------         ----------         ----------         ----------

     Net income ........................................         $    1,181         $    1,146         $    1,321         $      838
                                                                 ==========         ==========         ==========         ==========
Basic net income per common share (1) ..................         $     0.17         $     0.17         $     0.19              $0.l2
                                                                 ==========         ==========         ==========         ==========
Diluted net income per common share (1) ................         $     0.17         $     0.16         $     0.19              $0.l2
                                                                 ==========         ==========         ==========         ==========
Basic weighted average shares
     outstanding (1) ...................................          6,895,382          6,916,146          6,940,751          6,983,440
                                                                 ==========         ==========         ==========         ==========
Diluted weighted average shares
     outstanding (1) ...................................          6,979,886          7,002,957          7,025,386          7,031,717
                                                                 ==========         ==========         ==========         ==========

(1)      Per share data has been restated to reflect 5 percent stock dividends.

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                    FORM 10-Q

                QUARTERLY REPORT PURSUANT TO SECTION 13 OR 15 (d)
                     OF THE SECURITIES EXCHANGE ACT OF 1934

          For the Quarterly Period Ended            Commission file
                September 30, 2008                    000-20616

                          PEOPLES BANCORPORATION, INC.
             (Exact name of registrant as specified in its charter)

                   South Carolina                  57-09581843
        (State or other jurisdiction of           (I.R.S. Employer
       incorporation or organization)             Identification No.)

               1818 East Main Street, Easley, South Carolina 29640
               --------------------------------------------- -----
               (Address of principal executive offices) (Zip Code)

                  Registrant's telephone number: (864) 859-2265

     Indicate by check mark whether the registrant (1) has filed all reports required to be filed by Section 13 or 15 (d) of the Securities Exchange Act of
    1934 during the preceding 12 months (or for such shorter period that the
             Registrant was required to file such reports), and (2)
                has been subject to such filing requirements for
                                the past 90 days.

                             Yes [X]    No  [ ]

   Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See definitions of "large accelerated filer," "accelerated filer" and "smaller reporting company" in Rule 12b-2 of the Exchange Act. (Check one):

    Large accelerated filer [ ]                 Accelerated filer [ ]
    Non-accelerated filer   [ ]                 Smaller reporting company [X]
    (Do not check if a smaller reporting company)

               Indicate by check mark whether the registrant is a
                   shell company (as defined in Rule 12b-2 of
                               the Exchange Act).

                             Yes [ ]    No  [X]

  The number of outstanding shares of the issuer's $1.11 par value common stock as of November 4, 2008 was 7,070,139.

PART I - FINANCIAL INFORMATION
Item 1. Financial Statements


         Peoples Bancorporation, Inc. and Subsidiaries
                  Consolidated Balance Sheets
         (Dollars in thousands except per share data)

                                                                                        September 30,  September 30,   December 31,
                                                                                            2008           2007            2007
                                                                                          Unaudited      Unaudited        Audited
ASSETS
CASH AND DUE FROM BANKS .............................................................   $  12,555       $  10,679       $   8,618
INTEREST-BEARING DEPOSITS IN OTHER BANKS ............................................           -             466             643
FEDERAL FUNDS SOLD ..................................................................      10,650           3,439           1,263
                                                                                        ---------       ---------       ---------
     Total cash and cash equivalents ................................................      23,205          14,584          10,524
SECURITIES
     Trading ........................................................................         192               -               -
     Available for sale .............................................................      75,665          80,397          84,796
     Held to maturity (market value of $12,647, $13,142
         and $13,113) ...............................................................      12,656          13,121          13,102
     Other investments, at cost .....................................................       3,507           3,344           4,795
LOANS-less allowance for loan losses of $7,636, $3,994 and $4,310 ...................     399,692         396,483         414,688
PREMISES AND EQUIPMENT, net of accumulated
     depreciation and amortization ..................................................      13,466          12,432          13,757
ACCRUED INTEREST RECEIVABLE .........................................................       2,861           3,149           3,321
OTHE REAL ESTATE OWNED ..............................................................       2,038             712           1,023
CASH SURRENDER VALUE OF LIFE INSURANCE ..............................................      11,690          11,242          11,350
OTHER ASSETS ........................................................................       5,851           1,709           1,087
                                                                                        ---------       ---------       ---------
         TOTAL ASSETS ...............................................................   $ 550,823       $ 537,173       $ 558,443
                                                                                        =========       =========       =========

LIABILITIES AND SHAREHOLDERS' EQUITY
LIABILITIES
DEPOSITS
     Noninterest-bearing ............................................................   $  44,750       $  51,146       $  53,950
     Interest-bearing ...............................................................     398,772         373,621         363,671
                                                                                        ---------       ---------       ---------
         Total deposits .............................................................     443,522         424,767         417,621

SECURITIES SOLD UNDER REPURCHASE AGREEMENTS .........................................      25,475          22,479          19,824
FEDERAL FUNDS PURCHASED .............................................................           -             358             429
NOTES PAYABLE TO FEDERAL HOME LOAN BANK .............................................      34,000          36,000          65,100
ACCRUED INTEREST PAYABLE ............................................................       2,554           4,070           4,465
OTHER LIABILITIES ...................................................................       1,768             574             763
                                                                                        ---------       ---------       ---------
         Total Liabilities ..........................................................     507,319         488,248         508,202
                                                                                        ---------       ---------       ---------
SHAREHOLDERS' EQUITY
Common  stock - 15,000,000 shares authorized, $1.11
       Par value per share, 7,065,263 shares, 7,056,919 shares
       and 7,056,337 shares outstanding, respectively ...............................       7,843           7,833           7,833
Additional paid-in capital ..........................................................      41,712          38,943          41,624
Retained earnings (deficit) .........................................................      (6,666)          2,302               -
Accumulated other comprehensive income (loss) .......................................         615            (153)            784
                                                                                        ---------       ---------       ---------
         Total Shareholders' Equity .................................................      43,504          48,925          50,241
                                                                                        ---------       ---------       ---------
TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY ..........................................   $ 550,823       $ 537,173       $ 558,443
                                                                                        =========       =========       =========


See Notes to Unaudited Consolidated Financial Statements which are an integral part of these statements.

                 Peoples Bancorporation, Inc. and Subsidiaries
                        Consolidated Statements of Income
             (Dollars in thousands except per share and share data)
                                    Unaudited

                                                                            Three Months Ended                Nine Months Ended
                                                                               September 30,                     September 30,
                                                                               -------------                     -------------
                                                                          2008              2007             2008             2007
                                                                          ----              ----             ----             ----
INTEREST INCOME
   Interest and fees on loans ....................................     $     6,742      $     8,042     $    21,198      $    23,001
   Interest on securities
       Taxable ...................................................             716              752           2,315            2,204
       Tax-exempt ................................................             373              356           1,113            1,059
   Interest on federal funds .....................................              17               43              49              105
                                                                       -----------      -----------     -----------      -----------
Total interest income ............................................           7,848            9,193          24,675           26,369
                                                                       -----------      -----------     -----------      -----------
INTEREST EXPENSE
   Interest on deposits ..........................................           3,173            3,753          10,041           10,542
   Interest on federal funds purchased and securities
       sold under repurchase agreements ..........................              94              134             299              336
    Interest on notes payable Federal Home Loan Bank .............             350              523           1,477            1,223
                                                                       -----------      -----------     -----------      -----------
Total interest expense ...........................................           3,617            4,410          11,817           12,101
                                                                       -----------      -----------     -----------      -----------
Net interest income ..............................................           4,231            4,783          12,858           14,268
PROVISION FOR LOAN LOSSES ........................................           6,475              150           8,885              450
                                                                       -----------      -----------     -----------      -----------
Net interest income after provision for loan losses ..............          (2,244)           4,633           3,973           13,818
                                                                       -----------      -----------     -----------      -----------
NON-INTEREST INCOME
    Service charges on deposit accounts ..........................             492              467           1,409            1,338
    Customer service fees ........................................              27               23             106               95
    Mortgage banking .............................................              79              110             303              352
    Brokerage services ...........................................              41               64             158              147
    Bank owned life insurance ....................................             142              119             391              353
    Loss on sale of  available-for-sale securities ...............             (50)               -             (48)               -
    Gain (loss) on sale of assets acquired in settlement of loans.             (10)               9             (63)              16
    OTTI Write-Down on FHLMC Preferred Stock .....................          (2,890)               -          (2,890)               -
    Other noninterest income .....................................             165              133             485              567
                                                                       -----------      -----------     -----------      -----------
              Total noninterest income ...........................          (2,004)             925            (149)           2,868
                                                                       -----------      -----------     -----------      -----------
NON-INTEREST EXPENSES
   Salaries and benefits .........................................           2,452            2,335           7,234            6,971
   Occupancy .....................................................             247              216             720              632
   Equipment .....................................................             341              349           1,023              991
   Marketing and advertising .....................................              95              100             339              316
   Communications ................................................              67               61             197              183
   Printing and supplies .........................................              42               43             144              138
   Bank paid loan costs ..........................................             109               45             335              138
   Director fees .................................................             110              112             338              330
   ATM/Debit card expenses .......................................              99               98             274              261
   Legal and professional fees ...................................             162              105             386              279
   Regulatory assessments ........................................             124               78             310              187
   Other post employment benefits ................................              83               65             258              194
   Other operating expenses ......................................             388              346           1,112            1,063
                                                                       -----------      -----------     -----------      -----------
             Total noninterest expenses ..........................           4,319            3,953          12,670           11,683
                                                                       -----------      -----------     -----------      -----------
   Income (loss)  before income taxes ............................          (8,567)           1,605          (8,846)           5,003

PROVISION FOR INCOME TAXES (BENEFIT) .............................          (3,038)             424          (3,367)           1,353
                                                                       -----------      -----------     -----------      -----------
   Net income (loss) .............................................     $    (5,529)     $     1,181     $    (5,479)     $     3,650
                                                                       ===========      ===========     ===========      ===========
INCOME PER COMMON SHARE *
   BASIC .........................................................     $     (0.78)     $      0.16     $     (0.77)     $      0.52
                                                                       ===========      ===========     ===========      ===========
   DILUTED .......................................................     $     (0.78)     $      0.16     $     (0.77)     $      0.52
                                                                       ===========      ===========     ===========      ===========
WEIGHTED AVERAGE COMMON SHARES*
   BASIC .........................................................       7,062,827        7,055,759       7,059,577        7,046,153
                                                                       ===========      ===========     ===========      ===========
   DILUTED .......................................................       7,062,827        7,058,568       7,059,577        7,050,166
                                                                       ===========      ===========     ===========      ===========
CASH DIVIDENDS PAID PER COMMON SHARE .............................     $      0.05      $      0.05     $      0.15      $      0.15
                                                                       ===========      ===========     ===========      ===========

* 2007 amounts restated for 5% stock dividend declared in December, 2007.

See Notes to Unaudited Consolidated Financial Statements which are an integral part of these statements.

                  Peoples Bancorporation, Inc. and Subsidiaries
           Consolidated Statements of Changes in Shareholders' Equity
              for the Nine months ended September 30, 2007 and 2008
                             (Dollars in thousands)
                                   (Unaudited)

                                                                                                         Accumulated
                                                          Common stock          Additional    Retained      other           Total
                                                          ------------           paid-in      Earnings  comprehensive  shareholders'
                                                      Shares         Amount      capital      (deficit) income (loss)     equity
                                                      ------         ------      -------      -----------------------     ------
Balance, December 31, 2006 ......................    6,999,897    $    7,773   $   38,614    $     (341)   $       18    $   46,064
                                                                                                                         ----------
Net income ......................................            -                          -         3,650             -         3,650
Other comprehensive income, net of tax:
   Unrealized holding losses on
     securities available for sale,
     net of income tax (benefit) of ($79) .......            -             -            -             -          (171)         (171)
                                                                                                                         ----------
Comprehensive income ............................                                                                             3,479
Cash dividends ..................................            -             -            -        (1,007)            -        (1,007)
Proceeds from stock options
     exercised ..................................       57,022            60          144             -             -           204
Tax benefit of stock options ....................            -             -          119             -             -           119
Stock-based compensation ........................            -             -           66             -             -            66
                                                    ----------    ----------   ----------    ----------    ----------    ----------
Balance, September 30, 2007 .....................    7,056,919    $    7,833   $   38,943    $    2,302    $     (153)   $   48,925
                                                    ==========    ==========   ==========    ==========    ==========    ==========


Balance, December 31, 2007 ......................    7,056,337    $    7,833   $   41,624    $        -    $      784    $   50,241
                                                                                                                         ----------
Net income (loss) ...............................            -             -                     (5,479)            -        (5,479)
Other comprehensive income, net of tax:
   Unrealized holding losses on
     securities available for sale,
     net of income tax (benefit) of $(87) .......            -             -            -             -          (121)         (121)
    Reclassification adjustment
     for gains included in net
     income, net of income taxes of $16 .........            -             -            -             -           (48)          (48)
                                                                                                                         ----------
Comprehensive income (loss) .....................                                                                            (5,648)
Cash dividends ..................................            -             -            -        (1,059)            -        (1,059)
Proceeds from stock options exercised ...........        8,926            10           35             -             -            45
Stock-based compensation ........................            -             -           53             -             -            53
Cumulative effect of post
  retirement cost of life insurance .............            -             -            -          (128)            -          (128)
                                                    ----------    ----------   ----------    ----------    ----------    ----------
Balance, September 30, 2008 .....................    7,065,263    $    7,843   $   41,712    $   (6,666)   $      615    $   43,504
                                                    ==========    ==========   ==========    ==========    ==========    ==========



See Notes to Unaudited Consolidated Financial Statements which are an integral part of these statements.

          Peoples Bancorporation, Inc. and Subsidiaries
                  Consolidated Statements of Cash Flows
                         (Dollars in thousands)

                                                                                                                 (Unaudited)
                                                                                                              Nine months Ended
                                                                                                                September 30,
                                                                                                                -------------
                                                                                                          2008                 2007
                                                                                                          ----                 ----
CASH FLOWS FROM OPERATING ACTIVITIES
   Net income (loss) .......................................................................           $ (5,479)           $  3,650
   Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities:
   Gain on sale of premises and equipment ..................................................                 (7)               (177)
   Loss on sale of securities available for sale ...........................................                 48                   -
   Loss (gain) on sale of assets acquired in settlement of loans ...........................                 63                  (7)
   Other than temporary impairment write-down on FHLMC stock ...............................              2,890                   -
   Provision for loan losses ...............................................................              8,885                 450
   Benefit from deferred income taxes ......................................................                  -                (253)
   Depreciation and amortization ...........................................................                851                 810
   Amortization and accretion (net) of premiums and
     discounts on securities ...............................................................                 13                  43
   Stock-based compensation ................................................................                 53                  66
   Postretirement cost of insurance for split-dollar life
       Insurance coverage ..................................................................               (128)                  -
   Decrease (increase) in accrued interest receivable ......................................                460                (106)
   Increase in other assets ................................................................             (8,525)               (385)
   Increase (decrease) in accrued interest payable .........................................             (1,911)              1,144
   Decrease in other liabilities ...........................................................              1,005                (837)
                                                                                                       --------            --------
     Net cash provided by (used in) operating activities ...................................             (1,782)              4,398
                                                                                                       --------            --------

CASH FLOWS FROM INVESTING ACTIVITIES
   Purchases of securities held to maturity ................................................               (444)                  -
   Purchases of securities available for sale ..............................................             (8,033)             (9,171)
   Sales of other investments ..............................................................              1,288                 939
   Proceeds from principal pay-downs on securities available for sale ......................              6,075               5,621
   Proceeds from the maturities and calls of securities available for sale .................              2,750               4,600
   Proceeds from the sale of securities available for sale .................................              4,965                   -
   Proceeds from the maturity of securities held to maturity ...............................                865                 315
   Investment in bank owned life insurance .... ............................................               (340)               (308)
   Proceeds from the sale of other real estate owned .......................................                908                 112
   Net (increase) decrease in loans ........................................................              7,973             (42,922)
   Proceeds from the sale of premises and equipment ........................................                 97                 510
   Purchase of premises and equipment ......................................................               (650)             (2,458)
                                                                                                       --------            --------
     Net cash provided by (used in) investing activities ...................................             15,454             (42,762)
                                                                                                       --------            --------

CASH FLOWS FROM FINANCING ACTIVITIES
   Net increase in deposits ................................................................             25,901              39,722
   Net increase in securities sold under repurchase agreements .............................              5,651               4,111
   Net increase (decrease) in federal funds purchased ......................................               (429)                358
   Net decrease in notes payable to Federal Home Loan Bank .................................            (31,100)            (14,000)
   Proceeds from the exercise of stock options .............................................                 45                 204
   Tax benefit of stock options exercised ..................................................                  -                 119
   Cash dividend ...........................................................................             (1,059)             (1,007)
                                                                                                       --------            --------
     Net cash provided by (used in) financing activities ...................................               (991)             29,507
                                                                                                       --------            --------
     Net increase (decrease) in cash and cash equivalents ..................................             12,681              (8,857)
CASH AND CASH EQUIVALENTS, BEGINNING OF PERIOD .............................................             10,524              23,441
                                                                                                       --------            --------
CASH AND CASH EQUIVALENTS, END OF PERIOD ...................................................           $ 23,205            $ 14,584
                                                                                                       ========            ========

CASH PAID FOR
     Interest ..............................................................................           $ 13,727            $ 10,957
                                                                                                       ========            ========
     Income Taxes ..........................................................................           $    126            $  1,082
                                                                                                       ========            ========

See Notes to Unaudited Consolidated Financial Statements which are an integral part of these statements.

                  PEOPLES BANCORPORATION, INC. AND SUBSIDIARIES
              NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS

SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

      A summary of these policies is included in the 2007 Annual Report on Form 10-K and incorporated herein by reference.

STATEMENT OF CASH FLOWS

      Cash includes currency and coin, cash items in process of collection, amounts due from banks and federal funds sold. All have maturities of three months or less.

COMMON STOCK

     The Board of Directors declared a cash dividend of $0.05 per common share to shareholders of record March 14, 2008, June 16, 2008 and September 16, 2008, payable March 28, 2008, June 30, 2008 and September 30, 2008, respectively.

EARNINGS PER SHARE

     Statement of Financial Account Standards ("SFAS") No. 128, Earnings per Share requires that the Company present basic and diluted net income per common share. The assumed conversion of stock options creates the difference between basic and diluted net income per share. Income per share is calculated by dividing net income by the weighted average number of common shares outstanding for each period presented. The weighted average number of common shares outstanding for basic net income per common share for the nine months ended September 30, 2008 and 2007 was 7,059,577 and 7,046,153, respectively. The weighted average number of common shares outstanding for diluted net income per common share was 7,059,577 and 7,050,166 for the nine months ended September 30, 2008 and 2007. Weighted average shares in 2007 have been restated to reflect the 5% stock dividend declared in December 2007.

STOCK-BASED COMPENSATION

     The Company has four stock option plans, the "1993 Employee Incentive Stock Option Plan," the "1997 Non-Employee Directors Stock Option Plan," the "2004 Stock Option Plan" and the "2007 Non-Employee Directors Stock Option Plan." The "1993 Employee Incentive Stock Option Plan" expired in 2003, but options to purchase 21,163 shares remain outstanding and exercisable under this plan. The "1997 Non-Employee Directors Stock Option Plan" expired in 2007, but options to purchase 44,628 shares remain outstanding and exercisable under this plan. Under the "2004 Stock Option Plan," the Board of Directors may grant options to officers and employees to purchase common stock of the Company at prices not less than 100 percent of the fair value of the stock on the date of grant. The outstanding options become exercisable in various increments beginning on the date of grant and expire not more than ten years from the date of grant. Under the "2007 Non-Employee Directors Stock Option Plan," upon adjournment of the Company's annual meeting of shareholders each year, each person who has served as a non-employee director of the Company or one the Banks during the immediately preceding year is granted options to purchase 500 shares of common stock up to a maximum of 5,000 per director in the aggregate under both the "2007 Non-Employee Directors Stock Option Plan" and the "1997 Non-Employee Directors Stock Option Plan." The exercise price shall not be less than 100 percent of the fair value of the stock on the grant date. The outstanding options become exercisable on the grant date and expire at the earliest of one year after the director's death or permanent and total disability, 90 days after the director ceases to be a director for any reason other than death or permanent and total disability or ten years from the grant date. At September 30, 2008, an aggregate of 377,150 shares were reserved for issuance on exercise of options under all four of these plans. During the first nine months of 2008, options to purchase 16,000 shares were granted with a weighted average exercise price of $6.92 per share. The following is a summary of the status of the Company's plans as of September 30, 2008 and changes during the nine months ended September 30, 2008.


                                                                      Weighted
                                                                      Average
                                                                      Exercise
                                                        Shares         Price
                                                        ------         -----

Outstanding, December 31, 2007 ....................    168,749        $10.29
Granted ...........................................     16,000        $ 6.92
Exercised .........................................     (9,739)       $ 5.34
Forfeited .........................................    (21,246)       $ 9.85
                                                                      ------
Outstanding, September 30, 2008 ...................    153,764        $10.32
                                                       =======        ======

Options Exercisable, September 30, 2008 ...........    120,626
                                                       =======


 INCOME TAXES

         The provision for income taxes includes deferred taxes on temporary differences between the recognition of certain income and expense items for tax and financial statement purposes. Income taxes are computed on the liability method as described in SFAS No 109, Accounting for Income Taxes.

         As of January 1, 2007,  the  Company  adopted  the  provisions  of FASB
Interpretation No. 48, Accounting for Uncertainty in Income Taxes - an interpretation of FASB Statement No. 109 ("FIN 48"), which provides criteria for the recognition, measurement, presentation and disclosure of uncertain tax positions. The Company has analyzed the tax positions expected to be taken in its tax returns and concluded it has no liability related to uncertain tax positions in accordance with FIN 48.

         The Company's policy is to record interest and penalties related to income tax matters as income tax expense. Accrued interest and penalties were immaterial as of September 30, 2008.


POSTRETIRMENT SPLIT-DOLLAR LIFE INSURANCE

         In September 2006, The FASB ratified the consensuses reached by the FASB's Emerging Issues Task Force ("EITF") relating to EITF 06-4, Accounting for the Deferred Compensation and Postretirement Benefit Aspects of Endorsement Split-Dollar Life Insurance Arrangements ("EITF 06-4"). The consensus stipulates that an agreement by an employer to share a portion of the proceeds of a life insurance policy with an employee during the postretirement period is a postretirement benefit arrangement required to be accounted for under SFAS No. 106 or Accounting Opinion ("APB") No. 12, Omnibus Opinion - 1967. The consensus concludes that the purchase of a split-dollar life insurance policy does not constitute a settlement under SFAS No. 106 and, therefore, a liability for the postretirement obligation must be recognized under SFAS No. 106 if the benefit is offered under an arrangement that constitutes a plan or under APB No. 12 if it is not part of a plan. Issue 06-04 is effective for annual or interim reporting periods beginning after December 15, 2007.

            In March 2007, the EITF reached a final conclusion on Issue 06-10, Accounting for Collateral Assignment Split-Dollar Life Insurance Arrangements. The consensus concludes that a liability must be recognized for the postretirement obligation related to a collateral assignment split-dollar life insurance arrangement in accordance with SFAS No. 106 or APB No. 12. Any asset should be recognized and measured based on the nature and substance of the collateral assignment split-dollar life insurance arrangement. The effective date of EITF 06-10 is for fiscal years beginning after December 15, 2007.

            The adoption of EITF 06-4 and 06-10 by the Company on January 1, 2008 resulted in a $128,000 decrease to the Company's retained earnings.


MANAGEMENT'S OPINION

           The accompanying unaudited consolidated financial statements of Peoples Bancorporation, Inc. have been prepared in accordance with accounting principles generally accepted in the United States of America for interim financial information and with the instructions to Form 10-Q according to guidelines set forth by the Securities and Exchange Commission. Accordingly, they do not include all information and notes required by accounting principles generally accepted in the United States of America for complete financial statements. However, in the opinion of management, all adjustments (consisting of normal recurring adjustments) considered necessary for the fair presentation have been included. The results of operations for any interim period are not necessarily indicative of the results to be expected for an entire year.

Cautionary Notice with Respect to Forward Looking Statements

          This report contains "forward-looking statements" within the meaning of the securities laws. The Private Securities Litigation Reform Act of 1995 provides a safe harbor for forward-looking statements. In order to comply with the terms of the safe harbor, the Company notes that a variety of factors could cause the Company's actual results and experience to differ materially from the anticipated results or other expectations expressed in the Company's forwarding-looking statements.

          All statements that are not historical facts are statements that could be "forward-looking statements." You can identify these forward-looking statements through the use of words such as "may," "will," "should," "could," "would," "expect," "anticipate," "assume," indicate," "contemplate," "seek," "plan," "predict," "target," "outlook," "potential," "believe," "intend," "estimate," "project, " "continue," or other similar words. Forward-looking statements include, but are not limited to, statements regarding the Company's future business prospects, revenues, working capital, liquidity, capital needs, interest costs, income, business operations and proposed services.

          These forward-looking statements are based on current expectations, estimates and projections about the banking industry, management's beliefs, and assumptions made by management. Such information includes, without limitation, discussions as to estimates, expectations, beliefs, plans, strategies, and objectives concerning future financial and operating performance. These statements are not guarantees of future performance and are subject to risks, uncertainties and assumptions that are difficult to predict. Therefore, actual results may differ materially from those expressed or forecasted in such forward-looking statements. The risks and uncertainties include, but are not limited to:

          o    future economic and business conditions;
          o lack of sustained growth in the economies of the Company's market areas;
          o    government monetary and fiscal policies;
          o the effects of changes in interest rates on the levels, composition and costs of deposits, loan demand, and the values of loan collateral, securities, and interest sensitive assets and liabilities;
          o the effects of competition from a wide variety of local, regional, national and other providers of financial, investment, and insurance services, as well as competitors that offer banking products and services by mail, telephone, computer and/or the Internet;
          o    credit risks;
          o    higher than anticipated levels of defaults on loans;
          o    perceptions by depositors about the safety of their deposits;
          o    ability to weather the current economic downturn;
          o    loss of consumer or investor confidence;
          o the failure of assumptions underlying the establishment of the allowance for loan losses and other estimates, including the value of collateral securing loans;

          o the risks of opening new offices, including, without limitation, the related costs and time of building customer relationships and integrating operations as part of these endeavors and the failure to achieve expected gains, revenue growth and/or expense savings from such endeavors;
          o changes in laws and regulations, including tax, banking and securities laws and regulations;
          o    changes in accounting policies, rules and practices;
          o changes in technology or products may be more difficult or costly, or less effective, than anticipated;
          o the effects of war or other conflicts, acts of terrorism or other catastrophic events that may affect general economic conditions and economic confidence; and
          o other factors and information described in this report and in any of the other reports that we file with the Securities and Exchange Commission under the Securities Exchange Act of 1934.

          All forward-looking statements are expressly qualified in their entirety by this cautionary notice. The Company has no obligation, and does not undertake to update, revise or correct any of the forward-looking statements after the date of this report. The Company has expressed its expectations, beliefs and projections in good faith and believes they have a reasonable basis. However, there is no assurance that these expectations, beliefs or projections will result or be achieved or accomplished.


Critical Accounting Policies

         Peoples Bancorporation, Inc. (the "Company") has adopted various accounting policies that govern the application of accounting principles generally accepted in the United States of America in the preparation of the Company's financial statements. The significant accounting policies of the Company are described in Note 1 to the Consolidated Financial Statements included in Item 8--"Financial Statements and Supplementary Data" of the Company's 2007 Annual Report on Form 10-K.

         Certain accounting policies involve significant judgments and assumptions by management that have a material impact on the carrying value of certain assets and liabilities; management considers such accounting policies to be critical accounting policies. The judgments and assumptions used by management are based on historical experience and other factors, which are believed to be reasonable under the circumstances. Because of the nature of the judgments and assumptions made by management, actual results could differ from these judgments and estimates and such differences could have a material impact on the carrying values of assets and liabilities and the results of operations of the Company.

         Of these significant accounting policies, the Company considers its policies regarding the allowance for loan losses (the "Allowance") to be its most critical accounting policy due to the significant degree of management judgment involved in determining the amount of the Allowance. The Company has developed policies and procedures for assessing the adequacy of the Allowance, recognizing that this process requires a number of assumptions and estimates with respect to its loan portfolio. The Company's assessments may be impacted in future periods by changes in economic conditions, the impact of regulatory examinations, and the discovery of information with respect to borrowers, which is not known to management at the time of the issuance of the consolidated financial statements. Refer to the discussion under the "Provision and Allowance for Loan Losses, Loan Loss Experience" section in Item 7--"Management's Discussion and Analysis of Financial Condition and Results of Operations" of the Company's 2007 Annual Report on Form 10-K and the "Balance Sheet Review--Allowance for Loan Losses" and "Earnings Performance--Provision for Loan Losses" sections of this report on Form 10-Q for a detailed description of the Company's estimation process and methodology related to the Allowance.

Item 2.           MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
                     CONDITION AND RESULTS OF OPERATIONS

         The following discussion and analysis should be read in conjunction with the consolidated financial statements and related notes and with the statistical information and financial data appearing in this report as well as the Company's 2007 Annual Report on Form 10-K. Results of operations for the three-month and nine-month periods ended September 30, 2008 are not necessarily indicative of the results to be attained for any other period.

Overview

         The Company has three wholly-owned bank subsidiaries: The Peoples National Bank, Easley, South Carolina, a national bank which commenced business operations in August 1986; Bank of Anderson, National Association, Anderson, South Carolina, a national bank which commenced business operations in September 1998; and, Seneca National Bank, Seneca, South Carolina, a national bank which commenced business operations in February 1999 (sometimes referred to herein as the "Banks").

         Currently, the Company engages in no significant operations other than the ownership of its three subsidiaries and the support thereof. The Company conducts its business from nine full-service banking offices located in the Upstate Area of South Carolina.

                  FINANCIAL CONDITION AND RESULTS OF OPERATIONS

EARNINGS PERFORMANCE

Overview

         The consolidated Company's net loss for the third quarter of 2008 was $(5,529,000) or $(0.78) per diluted share compared to net income of $1,181,000 or $0.16 per diluted share for the third quarter of 2007, a decrease of $6,710,000 or 568.2%. Net loss for the nine months ended September 30, 2008 was $(5,479,000) or $(0.77) per diluted share compared to net income of $3,650,000 or $0.52 per diluted share for the nine months ended September 30, 2007, a decrease of $9,129,000 or 250.1% Return on average equity for the nine months and three months ended September 30, 2008 was (14.96)% and (46.38)% respectively, compared to 10.23% and 9.64% respectively, for the nine months and three months ended September 30, 2007. Return on average assets for the nine and three months ended September 30, 2008 was (1.31)% and (3.97)% respectively, compared to 0.96% and 0.89% respectively, for the nine months and three months ended September 30, 2007. The decreases in the Company's net income, diluted earnings per share, return on average equity and return on average assets in the first nine months of 2008 are largely attributable to increased provisions for loan losses, and the other than temporary impairment write-down on FHLMC preferred stock discussed under "Balance Sheet Review - Securities."

Interest Income, Interest Expense and Net Interest Income

         The largest component of the Company's revenue is interest income. Net interest income, which is the difference between the interest earned on assets and the interest paid for the liabilities used to fund those assets, measures the gross profit from lending and investing activities and is the primary contributor to the Company's earnings. Net interest income before provision for loan losses decreased $552,000, or 11.5%, to $4,231,000 in the quarter ended September 30, 2008 compared to $4,783,000 for the quarter ended September 30, 2007. For the nine months ended September 30, 2008 net interest income before provision for loan losses decreased $1,410,000 or 9.9% to $12,858,000 compared to $14,268,000 for the nine months ended September 30, 2007. The Company's net interest margin for the three months and nine months ended September 30, 2008 was 3.26% and 3.30% respectively, compared to 3.81% and 4.00% for the three months and nine months ended September 30, 2007. The decrease in the Company's net interest income and its net interest margin is largely due to a decrease in market interest rates, which lowered yields on loans more than it lowered funding costs of interest bearing liabilities. The decrease was also attributable to lower fees on loans and an increase in the Company's non-performing assets.

         The Company's total interest income for the third quarter of 2008 was $7,848,000 compared to $9,193,000 for the third quarter of 2007, a decrease of $1,345,000, or 14.6%. Total interest income for the nine months ended September 30, 2008 was $24,675,000 compared to $26,369,000 for the nine months ended

September 30, 2007, a decrease of $1,694,000 or 6.4%. Interest and fees on loans, the largest component of total interest income, decreased $1,300,000 in the third quarter of 2008 to $6,742,000 compared to $8,042,000 for the third quarter of 2007, a decrease of 16.2%. Interest and fees on loans decreased $1,803,000 for the nine months ended September 30, 2008 to $21,198,000 compared to $23,001,000 for the nine months ended September 30, 2007, a decrease of 7.8%. The decreases in interest and fees on loans for the three-month and nine-month periods were due to lower market interest rates and an increase in non-performing assets, partially offset by higher outstanding loan balances. Interest on taxable securities, the second largest component of total interest income, decreased $36,000 in the third quarter of 2008 to $716,000 compared to $752,000 for the third quarter of 2007, a decrease of 4.8%. Interest on taxable securities increased $111,000 for the nine months ended September 30, 2008 to $2,315,000 compared to $2,204,000 for the nine months ended September 30, 2007, an increase of 5.0%.

         The Company's total interest expense for the third quarter of 2008 was $3,617,000 compared to $4,410,000 for the third quarter of 2007, a decrease of $793,000, or 18.0%. Total interest expense for the nine months ended September 30, 2008 was $11,817,000, compared to $12,101,000 for the nine months ended September 30, 2007, a decrease of $284,000 or 2.3%. Interest expense on deposits, the largest component of total interest expense, decreased by $580,000 in the third quarter of 2008 to $3,173,000 compared to $3,753,000 for the third quarter of 2007, a decrease of 15.5%. Interest on deposits decreased $501,000 for the nine months ended September 30, 2008 to $10,041,000 compared to $10,542,000 for the nine months ended September 30, 2007, a decrease of 4.8%. The decrease in interest expense on deposits is largely attributable to lower interest rates paid on these accounts, partially offset by higher balances. Interest on notes payable to the Federal Home Loan Bank of Atlanta ("FHLB"), the second largest component of total interest expense, decreased $173,000 or 33.1% to $350,000 for the three months ended September 30, 2008 compared to $523,000 for the three months ended September 30, 2007. The decrease is largely attributable to lower interest rates, partially offset by higher average balances on these accounts. Interest on notes payable to the FHLB increased $254,000 or 20.8% to $1,477,000 for the first nine months of 2008, compared to $1,223,000 for the first nine months of 2007. The increase is largely attributable to higher average balances in these accounts, partially offset by lower interest rates. Interest on federal funds purchased and securities sold under repurchase agreements, the third largest component of total interest expense, decreased $40,000 or 30.0% to $94,000 in the third quarter of 2008 compared to $134,000 for the third quarter of 2007. Interest on federal funds purchased and securities sold under repurchase agreements decreased $37,000 or 11.0% to $299,000 in the first nine months of 2008 compared to $336,000 for the same period in 2007. The decrease in interest expense on federal funds purchased and securities sold under repurchase agreements is largely attributable to lower interest rates paid on these accounts.

Provision for Loan Losses

         The provision for loan losses charged to operations during the three months ended September 30, 2008 was $6,475,000 compared to $150,000 for the three months ended September 30, 2007, an increase of $6,325,000 or 4,416.7%. The provision for loan losses charged to operations for the nine months ended September 30, 2008 increased $8,435,000 or 1,874.4% to $8,885,000, compared to
$450,000 for the nine months ended September 30, 2007. The increases in the Company's provision for loan losses for the three-month and nine-month periods of 2008 are due to a substantial deterioration of credit quality in the Banks' loan portfolios. These estimates are based on management's evaluation of the Company's overall credit quality and its estimate of loan losses inherent in the loan portfolio and are reflective of the current economic environment in which the banks operate. See "BALANCE SHEET REVIEW - Allowance for Loan Losses."

Non-interest Income

         Non-interest income decreased $2,929,000 or 316.6% to $(2,004,000) for the third quarter of 2008 compared to $925,000 for the third quarter of 2007. Non-interest income decreased $3,017,000 or 105.2% to $(149,000) for the first nine months of 2008 compared to $2,868,000 for the first nine months of 2007. The substantial decrease in non-interest income is primarily attributable to a $2,890,000 other-than-temporary impairment write-down on the Company's FHLMC Preferred Stock, which was recorded in the third quarter of 2008. The impairment came as the direct result of FHLMC, also known as "Freddie Mac," being forced into conservatorship by the United States Treasury in September 2008. There were no similar write-downs during 2007.

         Service fees on deposit accounts, the largest component of non-interest income, increased $25,000 or 5.3% to $492,000 for the third quarter of 2008 compared to $467,000 for the third quarter of 2007. Service fees on deposit accounts increased $71,000 or 5.3% to $1,409,000 for the first nine months of 2008 compared to $1,338,000 for the first nine months of 2007.

         Bank owned life insurance income increased $23,000 or 19.3% in the third quarter of 2008 to $142,000 compared to $119,000 for the third quarter of 2007, and increased $38,000 or 10.8% to $391,000 in the first nine months of 2008 compared to $353,000 in the first nine months of 2007. The increase in bank owned life insurance income is attributable to higher growth rates on the cash surrender values of these policies.

         Mortgage banking income decreased $31,000 or 28.2% to $79,000 in the third quarter for 2008 compared to $110,000 in the third quarter of 2007, and decreased $49,000 or 13.9% in the first nine months of 2008 to $303,000 compared to $352,000 for the first nine months of 2007. These decreases in the levels of mortgage banking income are largely due to the decline in residential mortgage loan originations at the Banks as a result of weaknesses in the real estate markets.

         Brokerage service income decreased from $64,000 in the third quarter of 2007 to $41,000 in the third quarter of 2008, a decrease of $23,000 or 35.9%, due to slower retail activity. Broker service income increased $11,000 or 7.5% to $158,000 in the first nine months of 2008 compared to $147,000 in the first nine months of 2007, somewhat attributable to a temporary disruption of service in the first quarter of 2007 that resulted from a change in broker-dealer affiliation.

         Customer service fees increased $4,000 or 17.4% to $27,000 in the third quarter of 2008 compared to $23,000 in the third quarter of 2007, and increased $11,000 or 11.6% in the first nine months of 2008 to $106,000 compared to $95,000 for the same period of 2007. These increases are largely attributable to the increase in certain fees charged for deposit services effective December 1, 2007.

         Other non-interest income increased $32,000 or 24.1% from $133,000 during the third quarter of 2007 to $165,000 for the third quarter of 2008, due primarily to an increase in interchange income of $27,000 or 24.8% from $109,000 during the third quarter of 2007 to $136,000 in the third quarter of 2008. Other non-interest income decreased $82,000 or 14.5% in the first nine months of 2008 to $485,000 compared to $567,000 in the first nine months of 2007. This decrease is largely attributable to a $169,000 gain on the sale of a portion of a parcel of land that was realized during the first quarter of 2007.

         There was a loss of $10,000 in the third quarter of 2008 on the sale of assets acquired in settlement of loans and a loss of $63,000 in the first nine months of 2008. This compares to a $9,000 gain on the sale of assets in the third quarter of 2007, and a gain of $16,000 in the first nine months of 2007.

         The Company recorded a $48,000 loss on the sale of securities available for sale in the first nine months of 2008 and a $50,000 loss on the sale of securities available for sale in the third quarter of 2008. There were no gains or losses realized on the sale of securities available for sale during the first nine months or the third quarter of 2007.

Non-interest Expense

         Total non-interest expense increased $365,000, or 9.2%, to $4,318,000 for the third quarter of 2008 from $3,953,000 for the third quarter of 2007. Total non-interest expense increased $986,000, or 8.4%, to $12,669,000 for the first nine months of 2008 from $11,683,000 for the first nine months of 2007. Salaries and benefits, the largest component of non-interest expense, increased $117,000, or 5.0%, to $2,452,000 for the third quarter of 2008 from $2,335,000 for the third quarter of 2007. Salaries and benefits increased $263,000, or 3.8%, to $7,234,000 for the first nine months of 2008 from $6,971,000 for the first nine months of 2007.

         Occupancy and furniture and equipment expenses increased $23,000, or 4.1%, to $588,000 in the third quarter of 2008 compared to $565,000 in the third quarter of 2007. Occupancy and furniture and equipment expenses increased $120,000, or 7.4%, to $1,743,000 in the first nine months of 2008 compared to $1,623,000 in the first nine months of 2007. The increase is largely due to the opening of two new full-service banking facilities in the fourth quarter of 2007 by The Peoples National Bank.

         Marketing and advertising expense decreased $5,000 or 5.0% from $100,000 in the third quarter of 2007 to $95,000 during the same period in 2008, and increased $23,000 or 7.3% to $339,000 for the first nine months of 2008 compared to $316,000 for the first nine months of 2007, primarily due to advertising for the two new offices of The Peoples National Bank and the introduction of a new checking account product.

         Bank paid loan costs increased $64,000 or 142.2% to $109,000 in the third quarter of 2008 compared to $45,000 in the third quarter 2007. Bank paid loan costs increased $197,000 or 142.8% to $335,000 for the first nine months of 2008 compared to $138,000 for the first nine months of 2007. Of this increase, $81,000 is associated with the repossession of collateral for defaulted real estate loans, and $77,000 of this increase is attributable to the write-down to its current market value of an asset acquired in settlement of a loan.

         Legal and professional fees increased $57,000 or 54.3% to $162,000 for the third quarter of 2008 compared to $105,000 for the third quarter of 2007. Legal and professional fees increased $107,000 or 38.4% from $279,000 for the first nine months of 2007 to $386,000 for the first nine months of 2008. The increase in legal and professional fees is primarily due to collection efforts on certain loans in default.

         Regulatory assessments increased $46,000 or 59.0% from $78,000 for the third quarter of 2007 to $124,000 for the third quarter of 2008. Regulatory assessments increased $123,000 or 65.8% to $310,000 for the first nine months of 2008 compared to $187,000 for the first nine months of 2007. Regulatory assessments include fees paid to the Federal Deposit Insurance Corporation ("FDIC") and the Office of the Comptroller of the Currency ("OCC") by the Company's three Banks. The FDIC changed its assessment calculation process effective January 1, 2007. Eligible insured depository institutions were granted a one-time assessment credit. Of the Company's three Banks, only The Peoples National Bank was granted a one-time credit of approximately $112,000. This credit was exhausted during the first quarter of 2008, contributing to the higher expense going forward.

         Other post-employment benefits expense increased $18,000 or 27.7% from $65,000 in the third quarter of 2007 to $83,000 during the same period in 2008, and increased $64,000 or 33.0% to $258,000 for the first nine months of 2008 compared to $194,000 for the first nine months of 2007. These increases are primarily due to an increase in the cost of the Company CEO's retirement package.

         All other operating expenses were $705,000 in the third quarter of 2008 compared to $660,000 for the third quarter of 2007, an increase of $45,000 or 6.8%. All other operating expenses were $2,064,000 in the first nine months of 2008 compared to $1,975,000 for the first nine months of 2007, an increase of $89,000 or 4.5%.

Income Taxes

         The provision for income taxes decreased $3,462,000 or 816.5% to a benefit of $(3,038,000) for the third quarter of 2008 compared to a provision of $424,000 for the third quarter of 2007. The provision for income taxes decreased $4,720,000 or 348.8% to a benefit of $(3,367,000) for the first nine months of 2008 compared to a provision of $1,353,000 for the first nine months of 2007. The decrease in the provision for income taxes is primarily attributable to the decrease in income. The provision for income taxes is an estimate, and management considers several factors in making this estimate including current pre-tax income levels, tax-exempt income, and a comparison of prior period estimates to actual income taxes.


BALANCE SHEET REVIEW

Loans

         Outstanding loans represent the largest component of earning assets at 80.0% of total earning assets. As of September 30, 2008, the Company held total gross loans outstanding of $407,328,000 a decrease of $11,670,000, or 2.9%, from $418,998,000 in total gross loans outstanding at December 31, 2007 and an increase of $6,851,000, or 1.7%, from $400,477,000 in total gross loans outstanding at September 30, 2007.

Loan Portfolio Composition
(Dollars in Thousands)

                                                                                             September 30,              December 31,
                                                                                             -------------              ------------
                                                                                         2008              2007              2007
                                                                                         ----              ----              ----
                                                                                     (Unaudited)                          (Audited)

Commercial and Industrial - not secured by real estate ....................           $ 47,278           $ 44,034           $ 47,885
Commercial and Industrial - secured by real estate ........................            114,002            107,112            107,531
Residential real estate - mortgage ........................................            117,275            103,182            108,161
Residential real estate - construction ....................................            114,974            131,224            138,926
Consumer loans ............................................................             13,799             14,925             16,495
                                                                                      --------           --------           --------
     Gross Loans ..........................................................           $407,328           $400,477           $418,998
                                                                                      ========           ========           ========

         The interest rates charged on loans vary with the degree of risk, maturity, and amount of the loan. Competitive pressures, money market rates, availability of funds, and government regulation also influence interest rates. The average yield on the Company's loans for the nine months and three months ended September 30, 2008 was 6.73% and 6.47% respectively, compared to 8.17% and 8.13% for the nine months and three months ended September 30, 2007. The Federal Reserve decreased the federal funds target rate by 100 basis points during the fourth quarter of 2007 and another 250 basis points during the first nine months of 2008. A large portion of the Company's adjustable-rate loans, which constitute approximately 38.8% of the loan portfolio, reprice almost immediately following an interest-rate change by the Federal Reserve.

         The Company's loan portfolio consists principally of residential mortgage loans, commercial loans, and consumer loans. Substantially all of these loans are to borrowers located in South Carolina and are concentrated in the Company's market areas.

         The Company's real estate loans are primarily construction loans and other loans secured by real estate, both commercial and residential, located within the Company's trade areas. The Company does not actively pursue long-term, fixed-rate mortgage loans for retention in its loan portfolio. However, the Banks do employ mortgage loan originators who originate such loans that are pre-sold at origination to third parties.

         The Company's commercial lending activity is directed principally towards businesses whose demands for funds fall within each Bank's legal lending limits and which are potential deposit customers of the Banks. This category of loans includes loans made to individuals, partnerships, and corporate borrowers, which are obtained for a variety of business purposes. Particular emphasis is placed on loans to small- and medium-sized businesses. The Company's commercial loans are spread throughout a variety of industries, with no industry or group of related industries accounting for a significant portion of the commercial loan portfolio. Commercial loans are made on either a secured or an unsecured basis. When taken, security usually consists of liens on inventories, receivables, equipment, furniture and fixtures. Unsecured commercial loans are generally short-term with emphasis on repayment strengths and low debt-to-worth ratios. At September 30, 2008, approximately $9,385,000, or 19.5%, of commercial loans were unsecured.

         The Company's direct consumer loans consist primarily of secured installment loans to individuals for personal, family, and household purposes, including automobile loans to individuals and pre-approved lines of credit.

         Management believes that the loan portfolio is adequately diversified. The Company has no foreign loans or loans for highly leveraged transactions. The Company has few if any agricultural loans.

Allowance for Loan Losses

         The allowance for loan losses at September 30, 2008 was $7,636,000, or 1.87% of loans outstanding, compared to $4,310,000, or 1.03% of loans outstanding, at December 31, 2007, and to $3,994,000, or 1.00% of loans outstanding, at September 30, 2007. The allowance for loan losses is based upon management's continuing evaluation of the collectibility of past-due loans based on the historical loan loss experience of the Company, current economic conditions affecting the ability of all borrowers to repay, the volume of loans, the quality of collateral securing non-performing and problem loans, and other factors deserving recognition.

         At September 30, 2008 the Company had $16,752,000 in non-accruing loans, $406,000 in restructured loans, no loans more than ninety days past due and still accruing interest, and $2,038,000 in Other Real Estate Owned. This compares to $7,505,000 in non-accruing loans, $412,000 in restructured loans, no loans more than ninety days past due and still accruing interest, and $1,023,000 in other real estate owned at December 31, 2007. At September 30, 2007 the Company had $1,436,000 in non-accruing loans, $416,000 in restructured loans, no loans more than ninety days past due and still accruing interest, and $712,000 in Other Real Estate Owned. The substantial increase in non-accruing loans from September 30, 2007 to September 30, 2008 is due to the overall downturn in the residential construction and residential development markets. The non-performing loans are primarily secured by residential real estate consisting of 1- to 4-family homes and development lots. The Company's non-performing loans at September 30, 2008 consisted of $15,387,000 in mortgage loans, $1,316,000 in commercial loans and $49,000 in consumer loans. Non-performing assets as a percentage of loans and other real estate owned were 4.59%, 2.02%, and 0.64% at September 30, 2008, December 31, 2007 and September 30, 2007, respectively.

         Net charge-offs during the nine months ended September 30, 2008 were $5,559,000 compared to net charge-offs of $660,000 for the year ended December 31, 2007 and net charge-offs of $562,000 for the nine months ended September 30, 2007. The allowance for loan losses as a percentage of non-performing loans was 71%, 54%, and 216% as of September 30, 2008, December 31, 2007, and September 30, 2007, respectively.

         Real estate activity in the Company's market area is exhibiting the weaknesses that have plagued other markets for over a year, which has resulted in the higher amounts of distressed assets discussed above. Management continues to closely monitor the levels of non-performing and potential problem loans and will work to address the weaknesses in these credits to enhance the amount of ultimate collection or recovery of these assets. With increases in the overall level of non-performing and potential problem loans, management increases the provision and allowance for loan losses, which in turn decreases net income. Management believes further deterioration of economic conditions in the Company's market areas is possible in the short-term, especially with respect to real estate related activities and real property values. Consequently, Management expects that further increases in provision for loan losses may be needed in the future.

         The Company accounts for impaired loans in accordance with the provisions of SFAS No. 114, Accounting by Creditors for Impairment of a Loan. SFAS No. 114, as amended by SFAS No. 118, requires that impaired loans be measured based on the present value of expected future cash flows or the underlying collateral values as defined in the pronouncement. When the ultimate collectibility of an impaired loan's principal is in doubt, wholly or partially, all cash receipts are then applied to principal. The Company had impaired loans of approximately $13,820,000 at September 30, 2008 and $2,024,000 at December 31, 2007, all of which were included in non-accruing loans. There were no impaired loans at September 30, 2007.

Securities

         The Company invests primarily in obligations of the United States or obligations guaranteed as to principal and interest by the United States, other taxable securities, and in certain obligations of states and municipalities. The Company uses its investment portfolio to provide liquidity for unexpected deposit liquidation or loan generation, to meet the Company's interest-rate sensitivity goals, to secure public deposits, and to generate income. At September 30, 2008 securities totaled $92,020,000, which represents 17.9% of total earning assets. Securities decreased $10,673,000, or 10.4%, from $102,693,000 invested as of December 31, 2007, and decreased $4,842,000, or 5.0%, from $96,862,000 invested as of September 30, 2007. The size of the Company's investment portfolio is managed and fluctuates from time to time based on the amount of public deposits held, loan demand, liquidity needs, investment strategy, and other pertinent factors.

         At September 30, 2008 the Company's total investments classified as available for sale had an amortized cost of $74,733,000 and a market value of $75,665,000 for an unrealized gain of $932,000. This compares to an amortized cost of $83,608,000 and a market value of $84,796,000 for an unrealized gain of $1,188,000 on the Company's investments classified as available for sale at December 31, 2007. At September 30, 2007 the Company's total investments classified as available for sale had an amortized cost of $80,629,000 and a market value of $80,397,000 for an unrealized loss of $232,000. Management believes that maintaining most of its securities in the available for sale category provides greater flexibility in the management of the overall investment portfolio. In cases where the market value is less than book value, the Company has the ability and intent to hold securities that are in an unrealized loss positions until a market price recovery or maturity, and therefore these securities are generally not considered impaired on an other-than-temporary basis.

         The Company incurred a write-down of $2,890,000 for the other-than-temporary impairment of 120,000 shares of preferred stock in the Federal Home Loan Mortgage Corporation ("FHLMC"). The impairment came as the direct result of the FHLMC, also known as "Freddie Mac," being forced into conservatorship by the United States Treasury in September 2008. There were no similar write-downs during 2007. These shares are currently held in the Company's trading account at a market value of $192,000, and they represent the only asset in the Company's trading account.

Other Real Estate Owned

         The Company's other real estate owned acquired in settlement of loans was $2,038,000 at September 30, 2008, an increase of $1,015,000, or 99.2%, from the $1,023,000 held at December 31, 2007 and an increase of $1,326,000, or 186.2% from the $712,000 held at September 30, 2007. In 2008 properties from four loan relationships totaling $1,861,000 were taken into possession; seven properties totaling $769,000 were sold; and values of two properties were written down by $77,000.


Cash Surrender Value of Life Insurance

         The Company's cash surrender value of life insurance was $11,690,000 at September 30, 2008, an increase of $340,000, or 3.0%, from the $11,350,000 held at December 31, 2007 and an increase of $448,000, or 4.0%, from the $11,242,000 held at September 30, 2007. The increase in cash surrender value life insurance is due to normal appreciation in the cash surrender value associated with the ownership of these assets. Earnings from the ownership of these policies are informally used to partially offset the cost of certain employee-related benefits.

Cash and Cash Equivalents

         The Company's cash and cash equivalents increased $12,681,000, or 120.5%, to $23,205,000 at September 30, 2008 from $10,524,000 at December 31,
2007,  and increased  $8,621,000,  or 59.1%,  from  $14,584,000 at September 30,
2007. The substantial swings in the level of cash and cash equivalents are due to fluctuations in the Banks' needs and sources for immediate and short-term liquidity.

Deposits

         The Banks' primary source of funds for loans and investments is their deposits. Total deposits increased $25,901,000, or 6.2%, to $443,522,000 at September 30, 2008 from $417,621,000 at December 31, 2007 and grew $18,755,000, or 4.4%, from $424,767,000 at September 30, 2007. Competition for deposit accounts is primarily based on the interest rates paid, location convenience and services offered.

         During the nine months ended September 30, 2008, interest-bearing deposits averaged $381,443,000 compared to $352,765,000 for the same period of 2007. From time to time the Banks solicit certificates of deposit from various sources through brokers. This is done to reduce the need for funding from other short-term sources such as federal funds purchased and short-term borrowings from the Federal Home Loan Bank of Atlanta. At September 30, 2008, brokered deposits totaled $71,246,000, compared to $28,087,000 and $32,656,000 in brokered deposits at December 31, 2007 and September 30, 2007, respectively. The Company considers these funds to be an attractive alternative funding source available to use while continuing its efforts to maintain and grow its local deposit base.

         The average interest rate paid on interest-bearing deposits was 3.51% during the nine months ended September 30, 2008 compared to 4.00% for the same period of 2007 and 4.02% for the twelve months ended December 31, 2007. In pricing deposits, the Company considers its liquidity needs, the direction and levels of interest rates, and local market conditions. At September 30, 2008, interest-bearing deposits comprised 89.9% of total deposits compared to 87.1% at December 31, 2007 and 88.0% at September 30, 2007.

         The Company's core deposit base consists largely of consumer time deposits less than $100,000, savings accounts, NOW accounts, money market accounts, and checking accounts. Although such core deposits are becoming increasingly interest-sensitive for both the Company and the industry as a whole, these core deposits still continue to provide the Company with a large source of relatively stable funds. Core deposits as a percentage of total deposits averaged approximately 69% at September 30, 2008, 77% at December 31, 2007 and 78% at September 30, 2007. Time deposits of $100,000 or more represented 31.4% of total deposits at September 30, 2008, 23.7% at December 31, 2007 and 23.4% at September 30, 2007. The Company's larger denomination time deposits are generally garnered from customers within the local market areas of its banks, and therefore may have a greater degree of stability than is typically associated with this source of funds at other financial institutions.

Borrowings

         The Company's borrowings are comprised of federal funds purchased, securities sold under repurchase agreements, and both short-term and long-term advances from the Federal Home Loan Bank ("FHLB"). At September 30, 2008 short-term borrowings totaled $59,475,000 and were comprised of $34,000,000 in short-term advances from the FHLB and $25,475,000 in securities sold under repurchase agreements. At December 31, 2007 short-term borrowings totaled $85,353,000 and were comprised of $429,000 in federal funds purchased, $65,100,000 in short-term advances from the FHLB and $19,824,000 in securities sold under repurchase agreements. September 30, 2007 short-term borrowings totaled $58,837,000 and were comprised of $358,000 in federal funds purchased, $36,000,000 in short-term advances from the FHLB and $22,479,000 in securities sold under repurchase agreements. Short-term borrowings are used primarily for the immediate cash needs of the Company.


LIQUIDITY

         Liquidity management involves meeting the cash flow requirements of the Company. The Company's liquidity position is primarily dependent upon its need to respond to short-term demand for funds caused by increased loan demand and withdrawals from deposit accounts. The Company's primary liquidity sources include cash and due from banks, federal funds sold, and securities available for sale. In addition, the Company (through the Banks) has the ability to borrow funds on a short-term basis from the Federal Reserve System and to purchase federal funds from other financial institutions. The Banks are also members of the Federal Home Loan Bank System and have the ability to borrow both short-term and long-term funds on a secured basis. At September 30, 2008, The Peoples National Bank had total borrowing capacity from the FHLB equal to $70,270,000, and the unused portion of this line of credit was $43,270,000. Bank of Anderson, N.A. had total borrowing capacity from the FHLB equal to $28,270,000, and the unused portion of this line of credit was $21,270,000 at September 30, 2008. Seneca National Bank had established secured lines of credit with the FHLB at September 30, 2008 of $6,680,000, all of which was unused. At September 30, 2008, the Banks also had unused federal funds lines of credit with various correspondent banks totaling $37,000,000.

         Peoples Bancorporation, Inc., the parent holding company, has limited liquidity needs outside of those of its subsidiaries, and requires funds to pay limited operating expenses and dividends. The parent company's liquidity needs are fulfilled through management fees assessed each subsidiary bank and from dividends paid to the parent company by the Banks.

         During the first nine months of 2008, the Company made capital expenditures of approximately $650,000. These expenditures were related to the construction and furnishing of a full-service retail banking office in Greenville, SC for The Peoples National Bank, the purchase of three vehicles, the purchase of some electronic data processing equipment, and other lesser expenditures in the normal course of business.

         Although Company management currently believes its liquidity sources are adequate to meet its operating needs, there can be no assurance that the Company will not experience liquidity pressure if the recent government programs implemented to address the national liquidity crisis are not successful.

OFF-BALANCE SHEET RISK AND DERIVATIVE FINANCIAL INSTRUMENTS

         The Company, through the operations of the Banks, makes contractual commitments to extend credit in the ordinary course of its business activities. These commitments are legally binding agreements to lend money to customers of the Banks at predetermined interest rates for a specified period of time. At September 30, 2008, the Banks had issued commitments to extend credit of $88,266,000 through various types of arrangements. The commitments generally expire in one year. Past experience indicates that many of these commitments to extend credit will expire not fully used. As described under "Liquidity," the Company believes that it has adequate sources of liquidity to fund commitments that are drawn upon by the borrowers.

         In addition to commitments to extend credit, the Banks also issue standby letters of credit, which are assurances to a third party that it will not suffer a loss if the Bank's customer fails to meet its contractual obligation to the third party. Standby letters of credit totaled $2,917,000 at September 30, 2008. Past experience indicates that many of these standby letters of credit will expire unused. However, through its various sources of liquidity, the Company believes that it will have the necessary resources to meet these obligations should the need arise. Various types of collateral secure most of the standby letters of credit. The Company believes that the risk of loss associated with standby letters of credit is comparable to the risk of loss associated with its loan portfolio. Moreover, the fair value associated with any standby letters of credit issued by the Company is immaterial to the Company.

         Neither the Company nor the Banks are involved in any other off-balance sheet contractual relationships or transactions that could result in liquidity needs or other commitments or significantly impact earnings.

CAPITAL ADEQUACY AND RESOURCES

         The capital needs of the Company have been met through the retention of earnings and from the proceeds of prior public stock offerings.

         The Company and the Banks are required to maintain certain capital ratios by federal banking regulators. The following table sets forth the capital ratios for the Company and the Banks as of September 30, 2008:


                                 CAPITAL RATIOS
                             (Dollars in Thousands)

                                                                         Well               Adequately
                                                                     Capitalized           Capitalized
                                               Actual                Requirement           Requirement
                                               ------                -----------           -----------
                                          Amount   Ratio          Amount       Ratio      Amount    Ratio
                                          ------   -----          ------       -----      ------    -----
Company:
Total Risk-based Capital ..........  $    48,304    11.15%         N/A         N/A    $   34,658     8.00%
Tier 1 Risk-based Capital .........       42,889     9.90          N/A         N/A        17,329     4.00
Leverage Ratio ....................       42,889     7.69          N/A         N/A        22,309     4.00

The Peoples National Bank:
Total Risk-based Capital ..........  $    29,345    10.17%    $   28,854    10.00%    $   23,084     8.00%
Tier 1 Risk-based Capital .........       25,636     8.88         17,322     6.00         11,548     4.00
Leverage Ratio ....................       25,636     7.34         17,463     5.00         13,971     4.00

Bank of Anderson, N. A.:
Total Risk-based Capital ..........  $    12,440    13.27%    $    9,375    10.00%    $    7,500     8.00%
Tier 1 Risk-based Capital .........       11,268    12.02          5,625     6.00          3,750     4.00
Leverage Ratio ....................       11,268     7.96          7,078     5.00          5,662     4.00

Seneca National Bank:
Total Risk-based Capital ..........  $     5,763    11.39%    $    5,060    10.00%    $    4,048     8.00%
Tier 1 Risk-based Capital .........        5,205    10.29          3,035     6.00          2,023     4.00
Leverage Ratio ....................        5,205     7.50          3,470     5.00          2,776     4.00

         The Company has a line of credit with another bank in the amount of $15,000,000 which is available for the purpose of supplying additional capital if needed for the Company's three subsidiary banks. The line of credit is secured by all of the common stock of the Company's banks and was implemented on October 1, 2008. Management views this line of credit as a prudent safeguard against uncertain economic conditions. The Company is also exploring the possibility of selling preferred stock to the U. S. Treasury pursuant to a program established under the Emergency Economic Stabilization Act of 2008. The amount that would be raised by such a sale would be between 1% and 3% of its risk-based assets.


<

RECENTLY ISSUED ACCOUNTING STANDARDS

         The following is a summary of recent authoritative pronouncements that affect accounting, reporting, and disclosure of financial information by the
Company:

         In December 2007, the FASB issued SFAS No. 141(R), Business Combinations, ("SFAS 141(R)") which replaces SFAS 141. SFAS 141(R) establishes principles and requirements for how an acquirer in a business combination recognizes and measures in its financial statements the identifiable assets acquired, the liabilities assumed, and any controlling interest; recognizes and measures goodwill acquired in the business combination or a gain from a bargain purchase; and determines what information to disclose to enable users of the financial statements to evaluate the nature and financial effects of the business combination. SFAS 141(R) is effective for acquisitions by the Company taking place on or after January 1, 2009. Early adoption is prohibited. Accordingly, a calendar year-end company is required to record and disclose business combinations following existing accounting guidance until January 1, 2009. The Company will assess the impact of SFAS 141(R) if and when a future acquisition occurs.

         In December 2007, the FASB issued SFAS No. 160, Noncontrolling Interests in Consolidated Financial Statements - an amendment of ARB No. 51 ("SFAS 160"). SFAS 160 establishes new accounting and reporting standards for the noncontrolling interest in a subsidiary and for the deconsolidation of a subsidiary. Before this statement, limited guidance existed for reporting noncontrolling interests (minority interest). As a result, diversity in practice exists. In some cases minority interest is reported as a liability and in others it is reported in the mezzanine section between liabilities and equity. Specifically, SFAS 160 requires the recognition of a noncontrolling interest (minority interest) as equity in the consolidated financial statements and separate from the parent's equity. The amount of net income attributable to the noncontrolling interest will be included in consolidated net income on the face of the income statement. SFAS 160 clarifies that changes in a parent's ownership interest in a subsidiary that do not result in deconsolidation are equity transactions if the parent retains its controlling financial interest. In addition, this statement requires that a parent recognize gain or loss in net income when a subsidiary is deconsolidated. Such gain or loss will be measured using the fair value of the noncontrolling equity investment on the deconsolidation date. SFAS 160 also includes expanded disclosure requirements regarding the interests of the parent and its noncontrolling interests. SFAS 160 is effective for the Company on January 1, 2009. Earlier adoption is prohibited. The Company is currently evaluating the impact, if any, the adoption of SFAS 160 will have on its financial position, results of operations and cash flows.

         In March 2008, the FASB issued SFAS No. 161, Disclosures about Derivative Instruments and Hedging Activities ("SFAS 161"). SFAS 161 requires enhanced disclosures about an entity's derivative and hedging activities, thereby improving the transparency of financial reporting. It is intended to enhance the current disclosure framework in SFAS 133 by requiring that objectives for using derivative instruments be disclosed in terms of underlying risk and accounting designation. This disclosure better conveys the purpose of derivative use in terms of the risks that the entity is intending to manage. SFAS 161 is effective for the Company on January 1, 2009. This pronouncement does not impact accounting measurements but will result in additional disclosures if the Company is involved in material derivative and hedging activities at that time.

         In February 2008, the FASB issued FASB Staff Position No. 140-3, Accounting for Transfers of Financial Assets and Repurchase Financing Transactions ("FSP 140-3"). This FSP provides guidance on accounting for a transfer of a financial asset and the transferor's repurchase financing of the asset. This FSP presumes that an initial transfer of a financial asset and a repurchase financing are considered part of the same arrangement (linked transaction) under SFAS 140. However, if certain criteria are met, the initial transfer and repurchase financing are not evaluated as a linked transaction and are evaluated separately under SFAS 140. FSP 140-3 will be effective for financial statements issued for fiscal years beginning after November 15, 2008, and interim periods within those fiscal years and earlier application is not permitted. Accordingly, this FSP is effective for the Company on January 1, 2009. The Company is currently evaluating the impact, if any, the adoption of FSP 140-3 will have on its financial position, results of operations and cash flows.

         In April 2008, the FASB issued FASB Staff Position No. 142-3, Determination of the Useful Life of Intangible Assets ("FSP 142-3"). This FSP amends the factors that should be considered in developing renewal or extension assumptions used to determine the useful life of a recognized intangible asset under SFAS 142, Goodwill and Other Intangible Assets. The intent of this FSP is to improve the consistency between the useful life of a recognized intangible asset under SFAS 142 and the period of expected cash flows used to measure the fair value of the asset under SFAS 141(R), Business Combinations, and other U.S. generally accepted accounting principles. This FSP is effective for financial statements issued for fiscal years beginning after December 15, 2008, and interim periods within those fiscal years and early adoption is prohibited. Accordingly, this FSP is effective for the Company on January 1, 2009. The Company does not believe the adoption of FSP 142-3 will have a material impact on its financial position, results of operations or cash flows.

         In May, 2008, the Financial Accounting Standards Board ("FASB") issued Statement of Financial Accounting Standard ("SFAS") No. 162, The Hierarchy of Generally Accepted Accounting Principles, ("SFAS No. 162"). SFAS No. 162 identifies the sources of accounting principles and the framework for selecting the principles used in the preparation of financial statements of nongovernmental entities that are presented in conformity with generally accepted accounting principles (GAAP) in the United States (the GAAP hierarchy). SFAS No. 162 will be effective 60 days following the SEC's approval of the Public Company Accounting Oversight Board's amendments to AU Section 411, "The Meaning of Present Fairly in Conformity With Generally Accepted Accounting Principles." The FASB has stated that it does not expect SFAS No. 162 will result in a change in current practice. The application of SFAS No. 162 will have no effect on the Company's financial position, results of operations or cash flows.

         The FASB issued FASB Staff Position No. APB 14-1, Accounting for Convertible Debt Instruments That May Be Settled in Cash upon Conversion (Including Partial Cash Settlement), ("FSP No. APB 14-1"). The Staff Position specifies that issuers of convertible debt instruments that may be settled in cash upon conversion should separately account for the liability and equity components in a manner that will reflect the entity's nonconvertible debt borrowing rate when interest cost is recognized in subsequent periods. FSP No. APB 14-1 provides guidance for initial and subsequent measurement as well as derecognition provisions. The Staff Position is effective for financial statements issued for fiscal years beginning after December 15, 2008, and interim periods within those fiscal years. Early adoption is not permitted. The adoption of this Staff Position will have no material effect on the Company's financial position, results of operations or cash flows.

         In June 2008, the FASB issued FASB Staff Position No. EITF 03-6-1, Determining Whether Instruments Granted in Share-Based Payment Transactions are Participating Securities, ("FSP EITF 03-6-1"). The Staff Position provides that unvested share-based payment awards that contain nonforfeitable rights to dividends or dividend equivalents are participating securities and must be included in the earnings per share computation. FSP EITF 03-6-1 is effective for financial statements issued for fiscal years beginning after December 15, 2008, and interim periods within those years. All prior-period earnings per share data presented must be adjusted retrospectively. Early application is not permitted. The adoption of this Staff Position will have no material effect on the Company's financial position, result of operation or cash flows.

         FSP SFAS 133-1 and FIN 45-4, Disclosures about Credit Derivatives and Certain Guarantees; An Amendment of FASB Statement No. 133 and FASB Interpretation No. 45; and Clarification of the Effective Date of FASB Statement No. 161, ("FSP SFAS 133-1 and FIN 45-4") was issued September 2008, effective for reporting periods (annual or interim) ending after November 15, 2008. FSP SFAS 133-1 and FIN 45-4 amends SFAS No. 133 to require sellers of credit derivatives to disclose the nature of the credit derivative, the maximum potential amount of future payments, fair value of the derivative, and the nature of any recourse provisions. Disclosures must be made for entire hybrid instruments that have embedded credit derivatives.

         The staff position also amends FIN 45 to require disclosure of the current status of the payment / performance risk of the credit derivative guarantee. If an entity utilizes internal groupings as a basis for the risk, how the groupings are determined must be disclosed as well as how the risk is managed. The staff position encourages that the amendments be applied in periods earlier than the effective date to facilitate comparisons at initial adoption. After initial adoption, comparative disclosures are required only for subsequent periods.

         FSP SFAS 133-1 and FIN 45 clarifies the effective date of SFAS No. 161 such that required disclosures should be provided for any reporting period (annual or quarterly) beginning after November 15, 2008. The adoption of this

Staff Position will have no material effect on the Company's financial position, results of operation or cash flows.

         The SEC's Office of the Chief Accountant and the staff of the FASB issued press release 2008-234 on September 30, 2008 ("Press Release") to provide clarifications on fair value accounting. The press release includes guidance on the use of management's internal assumptions and the use of "market" quotes. It also reiterates the factors in SEC Staff Accounting Bulletin ("SAB") Topic 5M which should be considered when determining other-than-temporary impairment; the length of time and extent to which the market value has been less that cost; financial condition and near-term prospects of the issuer; and the intent and ability of the holder to retain its investment for a period of time sufficient to allow for any anticipated recovery in market value.

         On October 10, 2008, the FASB issued FSP SFAS 157-3, Determining the Fair Value of a Financial Asset When the Market for That Asset is Not Active ("FSP SFAS 157-3"). This FSP clarifies the application of SFAS No. 157, Fair Value Measurements in a market that is not active and provides an example to illustrate key considerations in determining the fair value of a financial asset when the market for that asset is not active. The FSP is effective upon issuance, including prior periods for which financial statements have not been issued. For the Company, this FSP is effective for the quarter ended September 30, 2008.

         The Company considered the guidance in the Press Release and in FSP SFAS 157-3 when conducting its review for other-than-temporary impairment as of September 30, 2008 and determined that it did not result in a change to its impairment estimation techniques.

         Effective January 1, 2008, the Company adopted SFAS No. 157, Fair Value Measurements ("SFAS 157") which provides a framework for measuring and disclosing fair value under generally accepted accounting principles. SFAS 157 requires disclosures about the fair value of assets and liabilities recognized in the balance sheet in periods subsequent to initial recognition, whether the measurements are made on a recurring basis (for example, available-for-sale investment securities) or on a nonrecurring basis (for example, impaired loans).

         SFAS 157 defines fair value as the exchange price that would be received for an asset or paid to transfer a liability (an exit price) in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants on the measurement date. SFAS 157 also establishes a fair value hierarchy which requires an entity to maximize the use of observable inputs and minimize the use of unobservable inputs when measuring fair value. The standard describes three levels of inputs that may be used to measure fair value:


Level 1          Quoted prices in active  markets for identical  assets or  liabilities.  Level 1 assets and liabilities include debt and equity securities and derivative  contracts that are traded in


                                       29

                 an active  exchange  market,  as well as U.S.  Treasury,  other U.S.  Government and agency mortgage-backed  debt  securities  that  are  highly  liquid  and are  actively  traded  in over-the-counter markets.

Level 2          Observable  inputs  other than Level 1 prices such as quoted  prices for similar  assets or liabilities;  quoted  prices in  markets  that are not  active;  or other  inputs  that are observable or can be  corroborated  by observable  market data for  substantially  the full term of the assets or liabilities.  Level 2 assets and liabilities  include debt securities with quoted prices that are traded less  frequently  than  exchange-traded  instruments and derivative  contracts whose value is determined  using a pricing model with inputs that are observable in the market or can be derived  principally  from or corroborated by observable market data. This category  generally  includes certain  derivative  contracts and impaired loans.

Level 3          Unobservable  inputs  that are  supported  by  little or no  market  activity  and that are significant to the fair value of the assets or liabilities.  Level 3 assets and liabilities include financial  instruments  whose value is determined using pricing models,  discounted cash flow  methodologies,  or  similar  techniques,  as well as  instruments  for which the determination of fair value requires  significant  management  judgment or estimation.  For example,  this category  generally  includes certain private equity  investments,  retained
                 residual  interests  in  securitizations,   residential   mortgage  servicing  rights,  and
                 highly-structured or long-term derivative contracts.

         Assets and Liabilities measured at fair value on a recurring basis are as follows as of September 30, 2008:

                                                          Quoted market price       Significant other       Significant unobservable
                                                           in active markets        observable inputs                inputs
                                                                (Level 1)                (Level 2)                  (Level 3)
                                                                ---------                ---------                  ---------
Available for sale
  investment securities ...........................           $75,238,000               $   618,000               $           -

Impaired loans ....................................                     -                13,820,000                           -
                                                              -----------               -----------               -------------
Total .............................................           $75,238,000               $14,438,000               $           -
                                                              ===========               ===========               =============


         The Company has no liabilities carried at fair value or measured at fair value on a nonrecurring basis.

         The Company is predominantly a cash-flow based lender with real estate serving as collateral on a substantial majority of loans. Loans which are deemed to be impaired are primarily valued on a nonrecurring basis at the fair values of the underlying real estate collateral. Such fair values are obtained using independent appraisals, which the Company considers to be level 2 inputs. The aggregate carrying amount of impaired loans at September 30, 2008 was $13,820,000.

         FASB Staff Position No. FAS 157-2 delays the implementation of SFAS 157 until the first quarter of 2009 with respect to goodwill, other intangible assets, real estate and other assets acquired through foreclosure and other non-financial assets measured at fair value on a nonrecurring basis.

         The Company has no assets or liabilities whose fair values are measured using level 3 inputs.

         Other accounting standards that have been issued or proposed by the FASB or other standards-setting bodies are not expected to have a material impact on the Company's financial position, results of operations or cash flows.

Item 3.  QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK

         Market risk is the risk of loss arising from adverse changes in the fair value of financial instruments due to a change in interest rates, exchange rates and equity prices. The Company's primary type of market risk is interest-rate risk.

         The primary objective of Asset/Liability Management at the Company is to manage interest-rate risk and achieve reasonable stability in net interest income throughout interest-rate cycles in order to maintain adequate liquidity. The Company seeks to achieve this objective by maintaining the proper balance of rate-sensitive earning assets and rate-sensitive liabilities. The relationship of rate-sensitive earning assets to rate-sensitive liabilities is the principal factor in projecting the effect that fluctuating interest rates will have on future net interest income. Rate-sensitive assets and rate-sensitive liabilities are those that can be repriced to current market rates within a relatively short time period. Management monitors the rate sensitivity of earning assets and interest-bearing liabilities over the entire life of these instruments, but places particular emphasis on the first year.

         Each of the Company's banking subsidiaries has established an Asset/Liability Management Committee. These committees use a variety of tools to analyze interest-rate sensitivity, including a static gap presentation and a simulation model. A static gap presentation reflects the difference between total interest-sensitive assets and liabilities within certain time periods. While the static gap is a widely used measure of interest rate sensitivity, it is not, in management's opinion, the best indicator of a company's true sensitivity position. Accordingly, the Company's banking subsidiaries also use an earnings simulation model that estimates the variations in interest income under different interest-rate environments to measure and manage the bank's short-term interest-rate risk. According to the model, as of September 30, 2008 the Company was positioned so that net interest income would increase $660,000 over the next twelve months if market interest rates were to gradually rise by 100 basis points over the same period. Conversely, net interest income would decline $728,000 over the next twelve months if interest rates were to gradually decline by 100 basis points over the same period. Computation of prospective effects of hypothetical interest-rate changes are based on numerous assumptions, including relative levels of market interest rates and loan prepayment, and should not be relied upon as indicative of actual results. Further, the computations do not contemplate all actions that the Company and its customers could undertake in response to changes in interest rates.

         Additionally, each of the Company's banking subsidiaries measures anticipated changes in its theoretical economic value of equity in order to ascertain its long-term interest rate risk. This is done by calculating the difference between the theoretical market value of the bank's assets and liabilities and subjecting the balance sheet to different interest-rate environments to measure and manage long-term interest rate risk.

         It is the responsibility of the Asset/Liability Committees to establish parameters for various interest risk measures, to set strategies to control interest rate risk within those parameters, to maintain adequate and stable net interest income, and to direct the implementation of tactics to facilitate achieving their objectives.

Item 4T.          CONTROLS AND PROCEDURES

Disclosure Controls and Procedures

         Based on the evaluation required by 17 C.F.R. Section 240.13a-15(b) or 240.15d-15(b) of the Company's disclosure controls and procedures (as defined in 17 C.F.R. Sections 240.13a-15(e) and 240.15d-15(e))), the Company's chief executive officer and chief financial officer concluded that such controls and procedures, as of the end of the period covered by this quarterly report, were effective.

Changes in Internal Control over Financial Reporting

         There has been no change in the Company's internal control over financial reporting during the most recent fiscal quarter that has materially affected, or is reasonably likely to materially affect, the Company's internal control over financial reporting.

PART II.  OTHER INFORMATION

Item 1A.  Risk Factors

         The following are additional risk factors for the Company, to be read in conjunction with Item 1A, "Risk Factors - Risks Related to Our Industry" in the Company's Form 10-K for the year ended December 31, 2007.

          1. There can be no assurance that recent government actions will help stabilize the U.S. financial system.

         In response to the financial crises affecting the banking system and financial markets and going concern threats to investment banks and other financial institutions, various branches and agencies of the U.S. government have put in place laws, regulations and programs to address capital and liquidity issues in the banking system. There can be no assurance, however, as to the actual impact that such laws, regulations and programs will have on the financial markets, including the extreme levels of volatility, liquidity and confidence issues and limited credit availability currently being experienced. The failure of such laws, regulations and programs to help stabilize the financial markets and a continuation or worsening of current financial market conditions could materially and adversely affect our business, financial condition, results of operations, access to credit or the trading price of our common stock.

          2.   Current levels of market volatility are unprecedented.

         Although many markets have been experiencing volatility and disruption for months, in the past few weeks, the volatility and disruption of financial and credit markets has reached unprecedented levels for recent times. In some cases, the markets have produced downward pressure on stock prices and credit availability for certain issuers without regard to those issuers' underlying financial strength. If current levels of market disruption and volatility continue or worsen, there can be no assurance that we will not experience an adverse effect, which may be material, on our ability to access capital and on our business, financial condition and results of operations.

          3. The soundness of other financial institutions could adversely affect us.

         Financial services institutions are interrelated as a result of trading, clearing, counterparty, or other relationships. We have exposure to many different industries and counterparties, and we routinely execute transactions with counterparties in the financial services industry, including brokers, dealers, commercial banks, investment banks, and government sponsored enterprises. Many of these transactions expose us to credit risk in the event of default of our counterparty. In addition, our credit risk may be exacerbated when the collateral held by us cannot be realized or is liquidated at prices not sufficient to recover the full amount of the loan or other obligation due us. There is no assurance that any such losses would not materially and adversely affect our results of operations or earnings.

          4. Current market developments may adversely affect our industry, business and results of operations.

         Dramatic declines in the housing market during the prior year, with falling home prices and increasing foreclosures and unemployment, have resulted in significant write-downs of asset values by financial institutions, including government-sponsored entities and major commercial and investment banks. These write-downs, initially of mortgage-backed securities but spreading to credit default swaps and other derivative securities have caused many financial institutions to seek additional capital, to merge with larger and stronger institutions and, in some cases, to fail. Reflecting concern about the stability of the financial markets generally and the strength of counterparties, many lenders and institutional investors have reduced, and in some cases, ceased to provide funding to borrowers, including other financial institutions. The resulting lack of available credit, lack of confidence in the financial sector, increased volatility in the financial markets and reduced business activity could materially and adversely, directly or indirectly, affect our business, financial condition and results of operations.

Item 6.       Exhibits

              Exhibits.

31.1     Rule 13a-14(a)/15d-14(a) Certifications
31.2     Rule 13a-14(a)/15d-14(a) Certifications
32       Section 1350 Certifications

SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.


                                            PEOPLES BANCORPORATION, INC.


Dated:  November 14, 2008                   By:    /s/ R. Riggie Ridgeway
                                                 ------------------------
                                                   R. Riggie Ridgeway
                                                   Chief Executive Officer


Dated:  November 14, 2008                   By:   /s/ Robert E. Dye, Jr.
                                                ------------------------
                                                   Robert E. Dye, Jr.
                                                   Senior Vice President and CFO
                                                   (principal financial officer)

                                  Exhibit Index

Exhibit No.                 Description of Exhibit

31.1                       Rule 13a-14(a) / 15d-14(a) Certifications
31.2                       Rule 13a-14(a) / 15d-14(a) Certifications
32                         Section 1350 Certifications